    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1997



                                                      REGISTRATION NO. 333-35329

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------



                               AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          FEDDERS NORTH AMERICA, INC.
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3585                                22-2103510
    (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)

                              FEDDERS CORPORATION
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3585                                22-2562390
    (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)

                             505 MARTINSVILLE ROAD
                     LIBERTY CORNER, NEW JERSEY 07938-0813
                                 (908)604-8686
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  CO-REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            ROBERT N. EDWARDS, ESQ.

                       VICE PRESIDENT AND GENERAL COUNSEL
                             505 MARTINSVILLE ROAD
                     LIBERTY CORNER, NEW JERSEY 07938-0813
                                 (908)604-8686
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                              PAUL G. HUGHES, ESQ.

                              CUMMINGS & LOCKWOOD
                              FOUR STAMFORD PLAZA
                                  P.O. BOX 120
                               STAMFORD, CT 06904
                                 (203)327-1700

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the effective date of this Registration Statement.


                            ------------------------


     THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1997


PROSPECTUS

                                  $100,000,000

                          [FEDDERS NORTH AMERICA LOGO]

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                        9 3/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                        9 3/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007

   AS FULLY AND UNCONDITIONALLY GUARANTEED ON A SENIOR SUBORDINATED BASIS AS
                              DESCRIBED HEREIN BY

                              FEDDERS CORPORATION

    Fedders North America, Inc., a Delaware corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with the Prospectus, the "Exchange Offer"), to exchange its 9 3/8% Senior Subordinated Notes due 2007 (the "Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each of the outstanding 9 3/8% Senior Subordinated Notes due 2007 (the "Original Notes") of the Company, of which $100,000,000 principal amount is outstanding.

    The Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under and entitled to the benefits of the Indenture dated August 18, 1997 (the "Indenture") relating to the Original Notes. The form and terms of the Notes will be the same in all material respects as the form and terms of the Original Notes, except that the Notes will have been registered under the Securities Act and therefore, will not bear legends restricting their transfer.


    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 16, 1998, UNLESS EXTENDED.



    The Notes will be guaranteed (the "Guarantee") on a senior subordinated basis by Fedders Corporation ("Fedders Corporation" or the "Guarantor"), the sole stockholder of the Company. The Notes and the Guarantee will be general unsecured obligations of the Company and the Guarantor, respectively. The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and pari passu or senior in right of payment to any other existing and future indebtedness of the Company. The Guarantee will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined) and pari passu or senior in right of payment to any existing and future indebtedness of the Guarantor. As of August 31, 1997, after giving pro forma effect to the complete application of proceeds from the offering of the Original Notes, the aggregate principal amount of Senior Indebtedness and Guarantor Senior Indebtedness to which the Notes and the Guarantee would have been subordinated would have been approximately $3.9 million and $10.0 million, respectively. The Indenture governing the Notes will permit the Company and its Restricted Subsidiaries (as defined) to incur additional indebtedness, subject to certain limitations. See "Description of Notes." The Indenture will not place any limitation on Fedders Corporation or its subsidiaries other than the Company.



    The Company will accept for exchange any and all Original Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m. New York City time, on January 16, 1998, unless the Exchange Offer is extended (the "Expiration Date"). The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."


     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF ORIGINAL NOTES WHO TENDER THEIR ORIGINAL NOTES IN THE EXCHANGE OFFER.

    THE NOTES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR "SEC") OR ANY OTHER
FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS THE SEC
   OR ANY SUCH COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------


                The date of this Prospectus is December   , 1997

     HOLDERS OF ORIGINAL NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE OFFER. NEITHER THE COMPANY NOR THE GUARANTOR IS MAKING ANY REPRESENTATIONS TO ANY HOLDER OF THE ORIGINAL NOTES REGARDING THE LEGALITY OF AN EXCHANGE BY SUCH HOLDER UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY AND THE GUARANTOR ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF ORIGINAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     IN MAKING A DECISION REGARDING THE EXCHANGE OFFER, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY, THE GUARANTOR AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE EXCHANGE OFFER IS BEING MADE ON THE BASIS OF THIS PROSPECTUS. ANY DECISION TO EXCHANGE ORIGINAL NOTES FOR NOTES IN THE EXCHANGE OFFER MUST BE BASED ON THE INFORMATION CONTAINED OR INCORPORATED HEREIN.

     THE INFORMATION CONTAINED IN THIS PROSPECTUS WAS OBTAINED FROM THE COMPANY, THE GUARANTOR AND OTHER SOURCES BELIEVED BY THE COMPANY AND THE GUARANTOR TO BE RELIABLE. NOTHING CONTAINED IN THIS PROSPECTUS IS, OR SHALL BE RELIED UPON AS, A PROMISE OR REPRESENTATION, WHETHER AS TO THE PAST OR THE FUTURE. THIS PROSPECTUS CONTAINS SUMMARIES, BELIEVED TO BE ACCURATE, OF CERTAIN TERMS OF CERTAIN DOCUMENTS, BUT REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF AND SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF.

     Notes issued upon consummation of the Exchange Offer will be represented by one or more permanent Global Notes (as defined) in definitive, fully registered form deposited with a custodian for, and registered in the name of a nominee of, DTC. Beneficial interests in such permanent Global Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants, including Euroclear and CEDEL. See "Description of Notes--Book Entry, Delivery and Form."

     Market data used throughout this Prospectus were obtained from internal surveys and industry publications. Industry publications generally indicate that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. The Company and Fedders Corporation have not independently verified such market data. Similarly, internal surveys, while believed to be reliable, have not been verified by any independent source.
                            ------------------------

     This Prospectus contains and incorporates by reference certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the Company's and Fedders Corporation's business strategy and expectations concerning the Company's and Fedders Corporation's market position, future operations, margins, profitability, liquidity and capital resources. Holders of Original Notes desiring to participate in the Exchange Offer are cautioned that reliance on any forward-looking statement involves risks and uncertainties and that, although the Company and Fedders Corporation believe that the assumptions on which the forward-looking statements contained herein and incorporated by reference are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified herein under "Risk Factors." In light of these and other uncertainties, the inclusion or incorporation of a forward-looking statement herein should not be regarded as a representation by the Company or Fedders Corporation that the Company's or Fedders Corporation's plans and objectives will be achieved.

                             SUMMARY OF PROSPECTUS

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the pro forma and historical financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. The "Company" includes Fedders North America, Inc. (a wholly owned subsidiary of Fedders Corporation) and the Company's subsidiaries. References in this Prospectus to international operations and operations of Melcor Corporation ("Melcor") refer to the operations of Fedders Corporation and not to the operations of the Company. In addition, such operations of Fedders Corporation will not be subject to any of the covenants of the Notes.

                                  THE COMPANY

     The Company believes it is the largest manufacturer of room air conditioners in North America based on unit sales. The Company markets a complete line of room air conditioners and dehumidifiers, principally for the U.S. residential market through its brand names, FEDDERS(R), EMERSON QUIET KOOL(R) and AIRTEMP(R). The Company sells its products primarily to national and regional retail chains, home improvement centers and buying groups, as well as to distributors and, under private label, to retailers and original equipment manufacturers ("OEM's"), including other U.S. room air conditioner manufacturers. The Company's wholly owned subsidiary Rotorex Company, Inc. ("Rotorex") manufactures and sells a broad line of rotary compressors, principally for use in the Company's room air conditioners but also for sale to other manufacturers of air conditioners. The Company has positioned its brands across most price points, emphasizing quality and value for retailers and consumers.


     The Company believes its share of the U.S. market for room air conditioners was approximately 30% for fiscal 1997 and 28.5% and 26.7% in fiscal years 1996 and 1995, respectively. The Company believes its market share growth and profitability have been primarily attributable to its: (i) low cost production achieved through continuous manufacturing improvements, including a 1992 restructuring, and a global sourcing strategy; (ii) broad range of high quality products with strong brand recognition; (iii) strong relationships with leading retailers; (iv) accurate-response manufacturing and just-in-time delivery capabilities; and (v) principal focus on one product.


     Fedders Corporation, together with its predecessor corporations, has been a leader in heat transfer technology for more than 100 years. Founded in Buffalo, NY, Fedders Corporation originally manufactured automobile radiators and has been producing room air conditioners for 50 years. Fedders Corporation's operations are conducted through the Company (its principal subsidiary), Fedders International, Inc. (which markets and sells room air conditioners outside North America), Fedders Xinle Co. Ltd. (a Chinese manufacturing joint venture formed in 1995 and 60% owned by Fedders Corporation) ("Fedders Xinle") and Melcor (which manufactures thermoelectric heat/cool modules). Fedders Xinle intends to market its products directly within China, to export markets around the world through Fedders International, Inc. and to North America through the Company.


     Over the past five years, Fedders Corporation has dramatically improved its financial performance with an increase in net sales and EBITDA (as defined) from $158.6 million and $6.3 million, respectively, in fiscal 1993 to net sales and EBITDA of $314.1 million and $42.2 million, respectively, in fiscal 1997. The Company believes that much of this improvement is the direct result of a 1992 restructuring (the "Restructuring") in which Fedders Corporation closed two manufacturing facilities, aggressively accelerated cost reduction measures, established a new strategy for diversifying its geographical distribution of sales by focusing on large retail customers, including home improvement centers, and implemented flexible accurate-response manufacturing to respond better to its customers' demands.

COMPETITIVE STRENGTHS AND COMPANY STRATEGY

     The Company's strategy is to continue to capitalize on its competitive strengths, including the following:


     LOW COST PRODUCER. The Company believes it has positioned itself as the low cost producer in the United States. Significant cost savings achieved since 1993 were a key factor in the Company's ability to increase operating margins from 1.2% in fiscal 1993 to 10.1% in fiscal 1997. The Company has achieved significant cost reduction through:


          - Emphasis on global sourcing of components and raw materials to reduce costs and ensure quality;

          - Continuous improvement in manufacturing efficiencies and in designing cost out of the product based, in part, on one of its core competencies, expertise in heat transfer technology;

          - Minimizing fixed costs while maximizing production flexibility, in part as a result of the Restructuring, which included a reduction in its manufacturing facilities after the acquisition of Emerson Quiet Kool and the elimination of duplicative management and operational and administrative departments;

          - Low labor content and flexible manufacturing that allow the Company to reduce variable costs dramatically when demand for its products fluctuates. The direct labor cost component of the Company's products is generally less than the cost of freight and duty to import air conditioners into the United States from many offshore locations, resulting in favorable price comparisons with imported goods.

     HIGH QUALITY PRODUCTS WITH STRONG MULTIPLE BRANDS. The Company manufactures a complete line of window and through-the-wall room air conditioners to meet a broad range of consumer preferences. It believes it has developed a reputation among its customers and consumers for producing high quality products at competitive prices. The FEDDERS, EMERSON QUIET KOOL, and AIRTEMP brands each has a long history and is well known in the marketplace. On a private label basis, the Company also manufactures, in various sizes, a portion of the room air conditioners of other U.S. OEM's. All of the Company's U.S. manufacturing facilities, including Rotorex, have received the highest level of quality certification, ISO 9001, for their quality management systems from the International Standards Organization.

     STRONG RELATIONSHIPS WITH LEADING RETAILERS. Beginning in the early 1990's, the Company recognized a significant shift in the U.S. market for room air conditioners as major regional and national retailers began replacing wholesale distributors as the primary customers for the industry. The Company believes it has distinguished itself from its competitors by effectively penetrating this rapidly growing customer base and by working closely with its customers to improve their marketing of the Company's products. The Company estimates that leading retailers currently represent more than 50% of the total room air conditioner market in the United States.

     ACCURATE-RESPONSE MANUFACTURING. During the 1990's, the Company reengineered its manufacturing processes and distribution systems in order to meet the delivery requirements, including "in-season" orders, of its major retailing customers who increasingly sought to minimize their inventories. The Company believes that its accurate-response manufacturing capability, by which it can adjust both total production quantities and product mix on a timely basis, has been a key factor in its ability to gain market share from its competitors.

     PRODUCT FOCUS. Fedders Corporation has a 100-year history of experience in heat transfer technology, including 50 years of experience in the manufacturing of room air conditioners. Many of the Company's competitors produce a broad range of consumer products, and the Company believes that such competitors have historically given less attention to the development and expansion of their room air conditioning businesses than the Company. Room air conditioners have been, and continue to be, the Company's primary business focus.

INDUSTRY

     The U.S. room air conditioner market is the third largest in the world with average annual sales of 3.7 million units for the last ten calendar years. The industry has experienced significant consolidation with a reduction from 18 major domestic manufacturing operations in 1975 to six in 1997.

     Sales of room air conditioners in the domestic market vary from year to year according to the weather which also affects shipments in the following year due to carry-over inventory. The Company believes that demand is principally driven by the replacement market. Unlike major household appliances and central air conditioning systems, the sale of room air conditioners is not dependent on the construction of new homes.

     Fedders Corporation believes that the international market for room air conditioners outside the United States is approximately five times the size of the U.S. market, measured on a unit basis. Demand for air conditioners outside of North America accelerated in recent years, including in the largest overseas markets of Japan, China and the rest of Southeast Asia, and continues to grow rapidly with the increasing disposable income of populous nations in hot weather climates.

                               THE EXCHANGE OFFER

Securities Offered.........  $100,000,000 principal amount of 9 3/8% Senior
                             Subordinated Notes due 2007. The terms of the Notes and the Original Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Original Notes and except for certain Liquidated Damages provisions relating to the Original Notes described below under "--Summary Description of the Notes."

Issuance of Original Notes;
  Registration Rights......  The Original Notes were issued on August 18, 1997 to Donaldson, Lufkin & Jenrette Securities
                             Corporation and Goldman, Sachs & Co.,
                             (collectively, the "Initial Purchasers"), which placed the Original Notes with "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities Act). In connection therewith, the Company and Fedders Corporation executed and delivered for the benefit of the holders of the Original Notes a certain registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company and Fedders Corporation agreed (i) to file a registration statement (the "Registration Statement") on or prior to 45 days after August 18, 1997 with respect to the Exchange Offer and (ii) to use their best efforts to cause the Registration Statement to be declared effective by the Commission on or prior to 120 days after August 18, 1997. In certain circumstances, the Company and Fedders Corporation will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Original Notes by the holders thereof. If the Company and Fedders Corporation do not comply with their obligations under the Registration Rights Agreement, the Company will be required to pay Liquidated Damages to holders of the Original Notes under certain circumstances. See "The Exchange Offer--Registration Rights; Liquidated Damages." Holders of Original Notes do not have any appraisal rights in connection with the Exchange Offer.

The Exchange Offer.........  The Notes are being offered in exchange for a like principal amount of Original Notes. The issuance of the Notes is intended to satisfy the obligations of the Company and Fedders Corporation contained in the Registration Rights Agreement. Based upon the position of the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company and Fedders Corporation believe that the Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company or Fedders Corporation within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Original Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement with any person to participate in a distribution (within the meaning of the Securities Act) of such Notes. Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale for such Notes. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the Notes. See "Risk Factors."

Procedures for Tendering...  Tendering holders of Original Notes must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Original Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Original Notes. Holders of the Original Notes desiring to tender such Original Notes in exchange for Notes should allow sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Original Notes pursuant to the Exchange Offer. Letters of Transmittal and certificates representing Original Notes should not be sent to the Company or Fedders Corporation. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Original Notes."


Tenders, Expiration Date;
  Withdrawal...............  The Exchange Offer will expire the earlier of (i)
                             5:00 p.m., New York City time, on January 16, 1998 or (ii) the date when all Original Notes have been tendered, or such later date and time to which it is extended, provided it may not be extended beyond January 27, 1998. The tender of Original Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Original Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Original Notes" and "--Withdrawal Rights."


Certain Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, all of which may be waived by the Company and Fedders Corporation, including the absence of (i) threatened or pending proceedings seeking to restrain the Exchange Offer or resulting in a material delay to the Exchange Offer; (ii) a general suspension of trading on any national securities exchange or in the over-the-counter market; (iii) a banking moratorium; (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; and (v) change or threatened change in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or of Fedders Corporation and its subsidiaries taken as a whole that, in the sole judgment of the Company and Fedders Corporation, is or may be adverse to the Company and Fedders Corporation.

                             The Company shall not be required to accept for exchange, or to issue Notes in exchange for, any Original Notes, if at any time before the acceptance of such Original Notes for exchange or the exchange of Notes for such Original Notes, any of the foregoing events occurs which, in the sole judgment of the Company and Fedders Corporation, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. If the Company and Fedders Corporation fail to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, it will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities (as defined) by the holders thereof who satisfy certain conditions. If the Company fails to consummate the Exchange Offer or file a Shelf Registration Statement in accordance with the Registration Rights Agreement, the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities until the cure of all defaults. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. See "The Exchange Offer--Registration Rights; Liquidated Damages" and "--Certain Conditions to the Exchange Offer."

Federal Income Tax
  Consequences.............  For federal income tax purposes, the exchange pursuant to the Exchange Offer will not result in any income, gain or loss to the holders, the Company or Fedders Corporation assuming the fair market value of the Original Notes equals the fair market value of the Notes. See "Federal Income Tax Consequences."

Use of Proceeds............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Appraisal Rights...........  Holders of Original Notes will not have dissenters'
                             rights or appraisal rights in connection with the Exchange Offer.

Exchange Agent.............  State Street Bank and Trust Company is serving as
                             Exchange Agent in connection with the Exchange
                             Offer.

               CONSEQUENCES OF NOT EXCHANGING THE ORIGINAL NOTES

     Holders of Original Notes who do not exchange their Original Notes for Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company and Fedders Corporation do not currently anticipate that they will register the Original Notes under the Securities Act. See "Risk Factors--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer--Consequences of Exchanging Original Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES


     The terms of the Notes and the Original Notes are identical in all material respects, except (i) for certain transfer restrictions and registration rights relating to the Original Notes and (ii) that, if the Exchange Offer is not consummated by January 27, 1998, subject to certain exceptions, with respect to the first 90-day period immediately following thereafter, the Company will be obligated to pay Liquidated Damages to each holder of Original Notes in an amount equal to $.05 per week for each $1,000 principal amount of Original Notes, as applicable, held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until the Exchange Offer is consummated, or any other Registration Default (as defined) is cured, up to a maximum of $.40 per week for each $1,000 principal amount of Original Securities, as applicable.


     The Notes will bear interest from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid on the Original Notes, from August 18, 1997. Accordingly, registered holders of Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid from August 18, 1997. Original Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date which occurs on or after consummation of the Exchange Offer.

                                   THE NOTES

Securities Offered.........  $100,000,000 aggregate principal amount of 9 3/8%
                             Senior Subordinated Notes due 2007.

Maturity Date..............  August 15, 2007.

Interest Payment Dates.....  Interest on the Notes will accrue at the rate of
                             9 3/8% per annum, payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing February 15, 1998.

Optional Redemption........  On or after August 15, 2002, the Company may redeem the Notes, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to August 15, 2000, the Company may redeem up to 30% of the aggregate principal amount of the Notes originally issued with the net proceeds of one or more Equity Offerings at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 70% in aggregate principal amount of the Notes originally issued remains outstanding after each such redemption and that any such redemption occurs within 60 days of such Equity Offering. See "Description of Notes--Redemption of Notes--Optional Redemption."


Ranking....................  The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all obligations under the Credit Agreement (as defined), and pari passu or senior in right of payment to any other existing and future indebtedness of the Company. The Indenture will limit the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness. As of August 31, 1997, after giving pro forma effect to the complete application of proceeds from the offering of the Original Notes, the aggregate principal amount of Senior Indebtedness outstanding would have been $3.9 million.

Guarantee..................  The Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Fedders Corporation. The Guarantee will be subordinated in right of payment to all future Guarantor Senior Indebtedness and pari passu or senior in right of payment to any other existing or future indebtedness of Fedders Corporation to the same extent that the Notes are subordinated to Senior Indebtedness of the Company. As of August 31, 1997, after giving pro forma effect to the complete application of proceeds from the offering of the Original Notes, the aggregate principal amount of Guarantor Senior Indebtedness outstanding would have been $10.0 million.


Change of Control..........  Upon a Change of Control, the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of Notes--Change of Control."

Certain Covenants..........  The Indenture contains certain covenants which, among other things, limit the ability of the Company and its Restricted Subsidiaries to: (i) incur additional Indebtedness and issue preferred stock; (ii) repay certain other Indebtedness; (iii) pay dividends or make certain other distributions;
                             (iv) repurchase equity interests; (v) consummate certain asset sales; (vi) enter into certain transactions with affiliates; (vii) enter into sale and leaseback transactions; (viii) incur liens;
                             (ix) merge or consolidate with any other person; or
                             (x) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, under certain circumstances, the Company will be required to make an offer to purchase the Notes at a price equal to the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales. See "Description of Notes."


Use of Proceeds............  The Company will receive no proceeds from the issuance of the Notes upon consummation of the Exchange Offer. The net proceeds from the offering of the Original Notes were used by the Company to pay a dividend of approximately $72.3 million to Fedders Corporation which was used to redeem its 8 1/2% Convertible Subordinated Debentures due 2012 in the aggregate amount of approximately $22.3 million (approximately $21.8 million aggregate principal amount and accrued interest of approximately $0.5 million) and which it is anticipated will be used to fund a stock repurchase in an aggregate amount of approximately $50.0 million of which $4.4 million was repurchased as of August 31, 1997. The remaining net proceeds will be used by the Company (i) to prepay various capital leases in an aggregate amount of up to approximately $5.8 million and (ii) to reduce any amounts outstanding under its revolving credit facility and for general corporate purposes. See "Use of Proceeds" and "Description of Certain Indebtedness."


                                  RISK FACTORS

     Holders of the Original Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in connection with the Exchange Offer.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                             (DOLLARS IN THOUSANDS)


    The following table sets forth summary historical consolidated financial information of Fedders Corporation which has been derived from and should be read in conjunction with the audited consolidated financial statements and related notes thereto appearing elsewhere or incorporated by reference in this Prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation."



                                                                                         FISCAL YEAR ENDED AUGUST 31,
                                                                                       --------------------------------
                                                                                         1995        1996        1997
STATEMENTS OF OPERATIONS DATA:
  Net sales.........................................................................   $316,494    $371,772    $314,100
  Gross profit......................................................................     67,125      83,028      70,076
  Selling, general and administrative expenses......................................     29,472      32,040      38,347
  Operating income..................................................................     37,653      50,988      31,729
  Net interest expense..............................................................      1,962         952       3,430
  Income taxes......................................................................      6,187      19,108      10,103
  Net income........................................................................     29,504      31,158      18,764

OTHER DATA:
  EBITDA(1).........................................................................   $ 44,143    $ 57,796    $ 42,232
  Depreciation and amortization.....................................................      7,519       6,578       9,935
  Capital expenditures(2)...........................................................      9,041       7,043       9,236
  Gross profit margin...............................................................       21.2%       22.3%       22.3%

DATA AS ADJUSTED(3):
  Total interest expense............................................................                           $ 10,632
  Ratio of EBITDA to total interest expense.........................................                                4.0x
  Ratio of total debt to EBITDA.....................................................                                2.5x



                                                                                              AUGUST 31, 1997
                                                                                     ---------------------------------
                                                                                         ACTUAL        AS ADJUSTED(3)
BALANCE SHEET DATA:
  Cash and cash equivalents........................................................     $ 110,393         $  58,967
  Working capital..................................................................       141,736            92,139
  Total assets.....................................................................       329,014           329,014
  Long-term debt (including current portion).......................................       115,380           109,546
  Total stockholders' equity.......................................................       145,687           100,095

---------------


(1) EBITDA represents income before income taxes plus net interest expense and depreciation and amortization (excluding amortization of debt discounts and deferred financing costs). While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of Fedders Corporation and the Company to meet their future debt service, capital expenditures and working capital requirements. In addition, Fedders Corporation and the Company believe that certain investors find EBITDA to be a useful tool for measuring the ability of Fedders Corporation and the Company to service their debt. EBITDA is not necessarily a measure of Fedders Corporation's or the Company's ability to fund cash needs.



(2) Fiscal 1995 amount includes buyout of $1,750 of equipment under lease.



(3) Information presented reflects adjustments as if the offering of the Original Notes had been completed at the beginning of the period presented and the proceeds had been applied as described in "Use of Proceeds." As adjusted amounts as of August 31, 1997 reflect the application of net proceeds from the offering of the Original Notes to the extent that such application is not already reflected in the historical amounts as of that date.



(4) The Company is a wholly owned subsidiary of Fedders Corporation. The following table sets forth historical financial information of the Company which have been derived from and should be read in conjunction with, the supplemental condensed consolidating financial statements appearing in note 14 to the Fedders Corporation consolidated financial statements appearing elsewhere or incorporated by reference in this Prospectus. Note references in the following table are to the notes preceding this note.



                                                                                                    FISCAL YEAR ENDED AUGUST 31,
                                                                                                   ------------------------------
                                                                                                     1995       1996       1997
    STATEMENTS OF OPERATIONS DATA:
     Net sales...................................................................................  $311,363   $356,392   $271,874
     Gross profit................................................................................    65,770     79,475     65,004
     Operating income............................................................................    39,255     54,208     38,874

    OTHER DATA:
     EBITDA......................................................................................  $ 45,316   $ 60,279   $ 46,721
     Capital expenditures(3).....................................................................     4,286      4,983      7,131
     Gross profit margin.........................................................................      21.1%      22.3%      23.9%

    DATA AS ADJUSTED(4):
     Total interest expense......................................................................                        $ 10,136
     Ratio of EBITDA to total interest expense...................................................                             4.6x
     Ratio of total debt to EBITDA...............................................................                             2.3x



                                                                                                                  AUGUST 31, 1997
                                                                                                                  ---------------
                                                                                                                      ACTUAL
    BALANCE SHEET DATA:
     Total assets...............................................................................................     $ 165,892
     Long-term debt (including current portion).................................................................       109,216
     Total stockholders' equity.................................................................................        21,155

                                  RISK FACTORS

     Holders of the Original Notes should consider carefully the risk factors set forth below, as well as other information contained herein and incorporated by reference, before tendering their Original Notes in the Exchange Offer.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Issuance of the Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Notes should allow sufficient time to ensure timely delivery. The Company and Fedders Corporation are under no duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Holders of Original Notes who do not exchange their Original Notes for Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company and Fedders Corporation do not currently anticipate that they will register the Original Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer the rights of holders of Original Notes which remain outstanding to have such Original Notes registered under the Securities Act and such holders' other rights under the Registration Rights Agreement will be very limited. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Original Notes could be adversely affected. See "The Exchange Offer--Consequences of Not Exchanging Original Notes."

     Based on interpretations by the staff of the Commission, the Company and Fedders Corporation believe that the Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Original Notes directly from the Company solely in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and that such holder is not participating and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Notes. The Company and Fedders Corporation have not, however, sought their own no-action letter from the staff of the Commission. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the Notes. Any holder that cannot rely upon such prior staff interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer--Purpose of the Exchange Offer."

SUBORDINATION


     The Notes will be general unsecured obligations of the Company, and both payments under the Notes and payments under the Guarantee will be subordinated in right of payment to all existing and future Senior Indebtedness and Guarantor Senior Indebtedness, as the case may be. As of August 31, 1997, after giving pro forma effect to the complete application of proceeds from the offering of the Original Notes, the aggregate principal amount of Senior Indebtedness and Guarantor Senior Indebtedness to which the Notes and the Guarantee would have been subordinate would have been approximately $3.9 million and $10.0 million, respectively. The Indenture will limit the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness, subject to certain financial condition tests, all of which may be Senior Indebtedness.

The Indenture will not limit the ability of the Guarantor to incur additional Guarantor Senior Indebtedness. By reason of the subordination provisions of the Indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or Fedders Corporation, other creditors who are holders of Senior Indebtedness and Guarantor Senior Indebtedness must be paid in full before payment of amounts due on the Notes. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes.

     In addition, the Company and the Guarantor may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Notes, or purchase, redeem or otherwise retire the Notes, or make any deposit pursuant to defeasance provisions for the Notes, if Designated Senior Indebtedness (as defined in the Indenture) is not paid when due, unless such default is cured or waived or has ceased to exist or such Designated Senior Indebtedness has been repaid in full. Under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes if a default, other than a payment default, exists with respect to Designated Senior Indebtedness unless such default is cured, waived or has ceased to exist or such indebtedness has been repaid in full. If any Event of Default (as defined) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes due and payable immediately. In such an event, the subordination provisions of the Indenture would prohibit any payments to holders of the Notes unless and until such obligations (and any other accelerated Senior Indebtedness) have been repaid in full. See "Description of Notes--Subordination."


     The Company's and Fedders Corporation's subsidiaries may in the future incur Indebtedness. Holders of such Indebtedness will have a claim against the assets of such subsidiaries that will rank prior to the claim of the holders of the Notes and the Guarantee. As of August 31, 1997, subsidiaries of Fedders Corporation (other than the Company and its subsidiaries) had $6.2 million of outstanding Indebtedness.


     Because of the subordination provisions of the Notes and the Guarantee, and after the occurrence of certain events, creditors whose claims are senior to the Notes or the Guarantee may recover more, ratably, than the holders of the Notes. See "Description of Notes--Subordination."

SEASONALITY AND SUMMER WEATHER CONDITIONS

     The Company's results of operations and financial condition are principally dependent on the manufacture and sale of room air conditioners, the demand for which is highly seasonal in North American markets. Seasonally low volume sales are not sufficient to offset fixed costs, resulting in operating losses at certain times of the year. In addition, the Company's working capital needs are seasonal, with the greatest utilization of lines of credit occurring early in the calendar year. See "Business--Seasonality of Business" and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation."

     The Company's business is primarily dependent on the demand for room air conditioners in North America. As a result, unseasonably cool temperatures during the summer in principal domestic markets have an adverse effect on the industry and on the Company's operations. While a cool summer in several major markets in a given year would likely result in reduced sales and earnings for a single fiscal year, consecutive cool summers in such major markets could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation."

DEPENDENCE ON PRINCIPAL CUSTOMERS


     The Company's largest customer accounted for 27%, 30% and 26% of Fedders Corporation's net sales in fiscal years 1997, 1996 and 1995, respectively. One other customer accounted for 10% of Fedders Corporation's net sales in fiscal 1995. Two retailers each accounted for at least 10% of Fedders Corporation's net sales in fiscal 1997. While the Company has done business with most of its principal customers for a number of years, agreements with principal customers are reached annually and are based on purchase orders. There can be no assurance that sales to principal customers will continue at the same levels; further, continuation of the relationships is dependent upon the customers' satisfaction with the price, quality and delivery of the

Company's products. While management believes its relationships with its customers are satisfactory, in the event of the loss of a significant segment of business that the Company were unable to replace with new orders, the Company would be materially adversely affected. See "Business."

COMPETITION

     The Company's business is highly competitive and the principal market in which it participates is mature. The Company's competitors include a number of domestic and foreign manufacturers of air conditioners and other appliances, many of which are substantially larger and have greater financial resources than the Company. Competitive factors could require price reductions or increased spending on product development, marketing and sales that could adversely affect the Company's profit margins. See "Business--Competition."

RESTRICTIVE COVENANTS LIMITING THE COMPANY'S ABILITY TO REPAY THE NOTES


     The Indenture restricts, among other things, the Company's and its Restricted Subsidiaries' ability to pay dividends or make certain other restricted payments, to incur additional Indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of Indebtedness, to make restricted investments, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. The Indenture does not place any limitation on Fedders Corporation or its subsidiaries other than the Company. The Company's revolving credit facility requires the Company to satisfy certain financial condition tests. The Company's ability to meet those tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Company's revolving credit facility and the Indenture. Upon the occurrence of an event of default under the Company's revolving credit facility, the lenders thereunder could elect to declare all amounts outstanding under the Company's revolving credit facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that Indebtedness. If the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay the Notes in full. Substantially all of the assets of Fedders Corporation, including the Company and its subsidiaries, are pledged as security under the Company's revolving credit facility. See "Description of Certain Indebtedness."


LEVERAGE AND DEBT SERVICE


     As of August 31, 1997, adjusted for the complete application of the proceeds from the offering of the Original Notes, the Company's total Indebtedness, on a consolidated basis, was approximately $109.5 million, representing approximately 52% of the Company's total capitalization. The Company's leverage may have important consequences for the Company including:
(i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to the Company; (ii) a portion of the Company's cash flow will be used to pay the Company's interest expense and under certain conditions to repay Indebtedness, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its Indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company.


     The Company's ability to pay interest and principal on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company will have adequate cash available to make required principal and interest payments.

WORKING CAPITAL REQUIREMENTS

     Because of the seasonal nature of the Company's business, its working capital requirements are significantly higher at certain times of the year. If amounts required to fund the Company's working capital requirements are not available from Fedders Corporation or under the Company's revolving credit facility, the Company would need to seek an increase in the borrowing limit under its revolving credit facility or an alternative source of working capital. Such additional working capital may not be available on terms satisfactory to the Company. Unavailability of needed working capital could have a material adverse effect on the Company's business and its results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation."

CHANGE OF CONTROL PROVISIONS; LIMITATION ON RIGHTS OF REPAYMENT

     In the event of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase. The exercise by the holders of the Notes of their right to require the Company to repurchase the Notes upon a Change of Control could also cause a default under other Indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company. The Company's ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that, in the event of a Change of Control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding Indebtedness to pay the required purchase price for all the Notes tendered by holders upon a Change of Control. See "Description of Notes--Mandatory Offers to Purchase Notes--Change of Control."

CONTROL BY PRINCIPAL STOCKHOLDERS

     The Company is a wholly owned subsidiary of Fedders Corporation. Approximately 99.8% of the Class B Stock of Fedders Corporation is beneficially owned by Salvatore Giordano, Sal Giordano, Jr., Joseph Giordano and members of their families. Through their holdings of Class B Stock, these persons will have, under certain circumstances, the power to elect a majority of the Board of Directors and to determine the policies of Fedders Corporation and of the Company, the persons constituting the management of Fedders Corporation and of the Company and the outcome of certain significant corporate actions requiring stockholder approval. See "Security Ownership of Directors and Executive Officers of Fedders Corporation."

DEPENDENCE ON KEY EXECUTIVES

     Management believes that the performance of the Company has been, and will continue to be, dependent upon the efforts of the principal executive officers of the Company. Although the Company and Fedders Corporation have designed incentive and compensation programs to retain key employees, including options to purchase stock of Fedders Corporation, no assurance can be given as to the continued availability of the principal executive officers. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel, and the loss of some or all of these principal executive officers could have a material adverse effect on the Company. See "Management."

INTERNATIONAL OPERATIONS AND THE FOREIGN CORRUPT PRACTICES ACT

     Fedders Corporation has dedicated resources to participating in the international market by establishing operations in China through Fedders Xinle, a joint venture entered into with Ningbo General Air Conditioner Factory, and intends to continue such involvement through other production and joint venture agreements. International manufacturing and sales are subject to inherent risks, including labor unrest, political instability, restrictions on transfer of funds, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution and support and potentially adverse tax consequences. There can be no assurance that these factors will not have a material adverse effect on Fedders Corporation's international operations or sales or upon its financial condition and results of operations.

     To the extent that the Company and Fedders Corporation conduct operations and sell their products outside the United States, the Company and Fedders Corporation are subject to the Foreign Corrupt Practices Act (the "FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or licenses or otherwise obtaining favorable treatment. Although the Company and Fedders Corporation have taken precautions to comply with the FCPA, there can be no assurance that such precautions will protect the Company and Fedders Corporation against liability under the FCPA, particularly as a result of actions which may in the past have been taken or which may be taken in the future by agents and other intermediaries for whose actions the Company or Fedders Corporation may be held liable under the FCPA. In particular, the Company and Fedders Corporation may be held responsible for actions taken by its strategic or local partners even though such strategic or local partners are themselves typically foreign companies which are not subject to the FCPA, and the Company or Fedders Corporation has no ability to control such strategic or local partners. Any determination that the Company or Fedders Corporation has violated the FCPA could have a material adverse effect on the Company and Fedders Corporation.

AVAILABILITY OF AND FLUCTUATION IN THE COST OF RAW MATERIALS

     The Company's operations are dependent on the supply of various raw materials, including steel, copper and aluminum, from domestic and foreign suppliers. The Company obtains substantially all of its supply of steel, copper and aluminum pursuant to purchase orders. The Company does not typically enter into long-term supply contracts relating to these raw materials. Although to date the Company has been able to obtain sufficient quantities of steel, copper and aluminum for its manufacturing processes, supply interruptions or cost increases, to the extent that the Company is not able to pass these costs on to its customers, could adversely affect the Company's future results of operations. See "Business--Raw Materials."

LABOR RELATIONS


     Approximately 49% of the Company's employees in the United States are represented by unions. The Company and the union representing employees of Rotorex were unable to reach agreement prior to the expiration of their collective bargaining agreement in August 1997, and the employees covered by the collective bargaining agreement struck. Rotorex continues to operate using temporary workers. Two collective bargaining agreements with the unions representing employees in the Company's Effingham, Illinois plant are scheduled to expire in October 1998. There can be no assurance as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible impact of future collective bargaining agreements, or the negotiation thereof, on the Company's financial condition and results of operations. See "Business--Employees."


GOVERNMENT REGULATION

     The Company is subject to various federal, state and local laws affecting its business. Room air conditioners are subject to federal regulations providing for minimum energy efficiency rating ("EER") requirements. Achieving required EER's results from a combination of an efficient compressor and the design of the air conditioning system using the compressor. Current proposed rule-making by the Energy Department under the National Appliance Energy Conservation Act would have the effect of increasing minimum required EER's. In the event the new regulations are adopted, the efficiency of certain air conditioner models would have to be increased. It is not certain at present if the proposed regulations will be adopted and, if they are, when the requirements would become effective. Although the Company believes it is currently in material compliance with the EER requirements and does not believe that the adoption of new EER regulations will adversely affect the result of operations of the Company, there can be no assurance that changes in government regulations which adversely affect the industry and the Company will not occur in the future. See "Business -- Government Regulation."

IMPACT OF ENVIRONMENTAL REGULATION

     The products manufactured by the Company currently use hydrochlorofluorocarbons ("HCFC's") as the refrigerant. The production of HCFC's for use in new equipment is currently scheduled to be phased out as of the year 2010 in the United States, and the production of HCFC's for the servicing of existing equipment is currently scheduled to be phased out as of the year 2020 in the United States. Chemical producers are currently developing environmentally acceptable alternative refrigerants for use in room air conditioners that are expected to be available in advance of any now-proposed phase-out deadlines for the current refrigerant. There can be no assurance that the Company will be able to develop cost effective products that utilize alternative refrigerants. See "Business -- Environmental Matters."

FRAUDULENT TRANSFER CONSIDERATIONS

     A substantial portion of the proceeds of the offering of the Original Notes has been used to pay a dividend to enable Fedders Corporation to repay certain Indebtedness assumed in the 1996 Merger and to repurchase capital stock of Fedders Corporation. Under fraudulent transfer law, if a court were to find, in a lawsuit by an unpaid creditor or representative of creditors of the Company, that the Company received less than fair consideration or reasonably equivalent value for incurring the Indebtedness represented by the Original Notes or the Notes, and, at the time of such incurrence, the Company (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of the Notes and/or (b) subordinate the Company's obligations to the holders of the Notes to other existing and future Indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair salable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency. To the extent that proceeds from the sale of the Original Notes were used to pay a dividend to Fedders Corporation, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the Indebtedness represented thereby or for the incurrence of the Indebtedness represented by the Original Notes.

     On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation" and other factors, the Company believes that, after giving effect to the offering of the Original Notes and the Exchange Offer, the Company was and will be solvent, did and will have sufficient capital for the business in which it is engaged and did not and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFERS

     The Notes are being offered to holders of the Original Notes. The Original Notes were issued on August 18, 1997 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. The Notes are new securities for which there currently is no market. Although the Initial Purchasers have advised the Company and Fedders Corporation that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Company and Fedders Corporation do not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling such Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a trading market develops for the Notes, future trading prices of such Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's and Fedders Corporation's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company and Fedders Corporation, the Notes may trade at a discount from their principal amount.

                              ORGANIZATIONAL CHART
---------------
(1) The Company and several of its subsidiaries manufacture and market room air conditioners, dehumidifiers and rotary compressors primarily for sale to the North American marketplace, which includes Canada and Mexico.

(2) Fedders International, Inc. markets and sells room air conditioners, including split-type air conditioners, and rotary compressors in the international marketplace, which includes all areas of the world other than North America. Its Asian subsidiary also operates a research and development center for developing new products for the international marketplace.

(3) Fedders Investment Corporation, through Fedders Xinle, manufactures room air conditioners, including split-type air conditioners, for sale primarily to all areas of the world other than North America.

(4) Melcor manufactures solid state heat pump modules that perform electrically the same cooling and heating functions as refrigerant-based compressors and absorption refrigerators. Melcor's customers are OEM's that primarily use the modules for cooling purposes in applications such as refrigerators, laboratory, scientific, medical and restaurant equipment, as well as telecommunications and computer equipment.

                                USE OF PROCEEDS


     The Company will receive no proceeds from the issuance of the Notes upon consummation of the Exchange Offer. The net proceeds of the offering of the Original Notes were used by the Company to pay a dividend of approximately $72.3 million to Fedders Corporation which was used to redeem its 8 1/2% Convertible Subordinated Debentures due 2012 (which were assumed by Fedders Corporation in August 1996 in connection with the 1996 Merger) in the aggregate amount of approximately $22.3 million (approximately $21.8 million aggregate principal amount and accrued interest of approximately $0.5 million) and which it is anticipated will be used to fund a stock repurchase in an aggregate amount of approximately $50.0 million of which $4.4 million was repurchased as of August 31, 1997. The remaining net proceeds will be used by the Company (i) to prepay various capital leases in an aggregate amount of up to approximately $5.8 million and (ii) to reduce any amounts outstanding under its revolving credit facility and for general corporate purposes.


                                 CAPITALIZATION


     The following table sets forth the cash and cash equivalents, short-term borrowing and capitalization of Fedders Corporation as of August 31, 1997 as set forth in the audited consolidated financial statements of Fedders Corporation and as adjusted to give effect to the offering of the Original Notes and the application of the net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements, including notes thereto, included elsewhere in this Prospectus.



                                                                             AUGUST 31, 1997
                                                                      -----------------------------
                                                                      (IN THOUSANDS)        AS
                                                                          ACTUAL        ADJUSTED(1)
Cash and cash equivalents (2).......................................     $ 110,393       $  58,967
                                                                          ========        ========
Short-term borrowing................................................            --              --
                                                                          ========        ========

Long-term debt (including current portion):
     9 3/8% Senior Subordinated Notes due 2007, net of $477 discount
      (3)...........................................................        99,523          99,523
     Fedders Xinle 15.175% promissory note..........................         6,131           6,131
     1% Promissory note payable to the State of Illinois (3)........         3,859           3,859
     Capital lease obligations (3)..................................         5,867              33
                                                                          --------        --------
     Total long-term debt...........................................       115,380         109,546
Stockholders' equity................................................       145,687         100,095
                                                                          --------        --------
          Total capitalization......................................     $ 261,067       $ 209,641
                                                                          ========        ========


---------------


(1) Adjusted to reflect the complete application of the net proceeds from the offering of the Original Notes as described in "Use of Proceeds" to the extent that such application is not already reflected in the August 31, 1997 amounts, including additional stock repurchases totaling approximately $45.6 million and the prepayment of various capital leases in an aggregate amount of up to approximately $5.8 million.



(2) Prior to the consummation of the offering of the Original Notes, the Company had transferred, on a daily basis in the regular course of business consistent with the Company's cash management practice, all of its available cash to the Guarantor and the intercompany receivable created by such transfers was forgiven upon completion of the offering of the Original Notes.



(3) These represent obligations of the Company, except for $33 of capital leases which are the obligation of Fedders Corporation.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth selected historical consolidated financial information of Fedders Corporation which has been derived from and should be read in conjunction with the audited consolidated financial statements and related notes thereto appearing elsewhere or incorporated by reference in this Prospectus, and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation."



                                                                                        FISCAL YEAR ENDED AUGUST 31,
                                                                           ------------------------------------------------------
                                                                             1993       1994        1995        1996       1997
STATEMENTS OF OPERATIONS DATA:
  Net sales.............................................................   $158,602   $231,572    $316,494    $371,772   $314,100
  Gross profit..........................................................     27,744     49,263      67,125      83,028     70,076
  Selling, general and administrative expenses..........................     25,837     25,358      29,472      32,040     38,347
  Operating income (loss)...............................................      1,907     23,905      37,653      50,988     31,729
  Net interest expense..................................................      4,247      4,102       1,962         952      3,430
  Income tax (benefit)..................................................       (565)       594       6,187      19,108     10,103
  Net income (loss)(1)..................................................     (1,775)    20,989      29,504      31,158     18,764
  Net income (loss) attributable to common stockholders.................     (1,775)    20,989      29,504      31,007     16,344
  Net income (loss) per share(1)........................................      (0.05)      0.53        0.72        0.74       0.40
DIVIDENDS DECLARED PER SHARE:
    Preferred...........................................................         --         --          --    $  0.050   $  0.318
    Common..............................................................         --         --    $  0.020       0.080      0.080
    Class A.............................................................         --         --       0.020       0.080      0.080
    Class B.............................................................         --         --       0.018       0.072      0.072
OTHER DATA:
  EBITDA(2).............................................................   $  6,317   $ 32,252    $ 44,143    $ 57,796   $ 42,232
  Depreciation and amortization.........................................      5,646      9,374       7,519       6,578      9,935
  Capital expenditures(3)...............................................      2,379      2,634       9,041       7,043      9,236
  Ratio of earnings to fixed charges(4).................................         --        4.6x       11.5x       17.6x       6.2x
  Gross profit margin...................................................       17.5%      21.3%       21.2%       22.3%      22.3%



                                                                                                AUGUST 31,
                                                                          -------------------------------------------------------
                                                                            1993       1994        1995        1996        1997
BALANCE SHEET DATA:
  Cash and cash equivalents.............................................  $  8,553   $ 34,869    $ 57,707    $ 90,295    $110,393
  Working capital (deficit).............................................    16,959     38,373      56,123      86,817     141,736
  Total assets..........................................................    81,285    100,653     136,775     290,220     329,014
  Long-term debt (including current portion)............................    25,590     17,943       5,106      40,406     115,380
  Total stockholders' equity(5).........................................    24,229     49,317      82,542     159,751     145,687

---------------

(1) During the first quarter of fiscal 1994, Fedders Corporation adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" which resulted in a tax benefit of $1,780 or $0.04 per share from the cumulative effect of an accounting change.



(2) EBITDA represents income before income taxes plus net interest expense and depreciation and amortization (excluding amortization of debt discounts and deferred financing costs). While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of Fedders Corporation and the Company to meet their future debt service, capital expenditures and working capital requirements. In addition, Fedders Corporation and the Company believe that certain investors find EBITDA to be a useful tool for measuring the ability of Fedders Corporation and the Company to service their debt. EBITDA is not necessarily a measure of Fedders Corporation's or the Company's ability to fund cash needs.



(3) Fiscal 1995 amount includes buyout of $1,750 of equipment under lease.



(4) The ratio of earnings to fixed charges is determined by dividing the sum of net income, income taxes and fixed charges (consisting of interest expense, the estimated interest component of rent expense and amortization of fees related to debt financing) by fixed charges. For the fiscal year ended August 31, 1993 earnings were insufficient to cover fixed charges by approximately $2,340.



(5) In September 1996, Fedders Corporation announced a stock repurchase of up to $25,000 of Common and/or Class A Stock. During fiscal 1997, Fedders Corporation repurchased approximately 4.3 million shares of Class A Stock at an average price of $5.78 per share for a total of $25,041.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                        CONDITION OF FEDDERS CORPORATION



     The Company believes it is the largest manufacturer of room air conditioners in North America based on units sold. The Company estimates that its share of the domestic market for room air conditioners increased to approximately 30% in fiscal 1997 from 28.5% in fiscal 1996 and 26.7% in fiscal 1995. This estimate is based on general industry information as shipment data is no longer published by an industry trade association. The Company has strong relationships with retailers, which it has formed by establishing flexible, accurate-response manufacturing to accommodate customers' increasingly seasonal delivery requirements.



     The Company's business is largely domestic and is affected by summer weather in major domestic markets. Product is shipped primarily in the second half of the fiscal year since leading retailers require just-in-time delivery. Cool summer weather in key U.S. markets in fiscal 1996 increased industry inventories at some manufacturers (excluding the Company) and at retailers at the beginning of fiscal 1997 and reduced fiscal 1997 results all year long. By the end of the 1997 selling season, retail inventories declined to more customary levels, which the Company believes positions U.S. manufacturers for a better year in fiscal 1998, assuming normal weather.



     In August 1996, Fedders Corporation acquired NYCOR, which, through its subsidiary Rotorex, manufactured rotary compressors principally for use in room air conditioners, and, through Melcor, manufactured thermoelectric modules. Rotorex, which has been the primary supplier of compressors to the Company for 25 years, was transferred to the Company as a capital contribution by Fedders Corporation. The Company believes that a dedicated supply of compressors improves its flexibility to accurately respond to the just-in-time requirements of its customers.



     In November 1995, Fedders Corporation entered into a joint venture in Ningbo, China to manufacture air conditioners for export and for the Chinese market.


RESULTS OF OPERATIONS


     The following table sets forth certain financial results of Fedders Corporation, expressed as a percentage of net sales, for the indicated fiscal periods. International sales comprised 14.4% of net sales in fiscal 1997, 6.6% in 1996 and 4.1% in 1995. (See also note 14 to the consolidated Financial Statements of Fedders Corporation included elsewhere in this Prospectus for financial information pertaining to the Company.)


       OPERATING RESULTS OF FEDDERS CORPORATION AS A PERCENT OF NET SALES


                                                                           FISCAL YEAR ENDED
                                                                               AUGUST 31,
                                                                         ----------------------
                                                                         1995     1996     1997
Gross profit...........................................................  21.2%    22.3%    22.3%
Selling, general and administrative expenses...........................   9.3      8.6     12.2
Operating income.......................................................  11.9     13.7     10.1
Net interest expense...................................................   0.6      0.3      1.1
Pre-tax income.........................................................  11.3     13.5      9.2


FISCAL YEAR ENDED AUGUST 31, 1997 VERSUS FISCAL YEAR ENDED AUGUST 31, 1996


     Net sales of Fedders Corporation decreased 15.5% in fiscal 1997 from record sales in fiscal 1996 and were similar to net sales in fiscal 1995. The sales decrease reflects large end-of-season industry inventories of room air conditioners due to the cool summer weather in fiscal 1996. Fedders Corporation's fiscal 1997 international sales of $45.0 million increased by 84% following a 90% gain in fiscal 1996.



     The gross profit of Fedders Corporation declined in fiscal 1997 by 15.6% due to the sales decline. The gross profit margin remained at 22.3% in 1997 due primarily to changes in customer and product mix offset, in part, by lower absorption of factory overhead expense due to lower production levels.

     Selling, general and administrative expenses ("SG&A") of Fedders Corporation increased to 12.2% of net sales in fiscal 1997 from 8.6% in fiscal 1996 due, in part, to lower sales. SG&A increased by $6.3 million from the prior year primarily as a result of expenses related to operations acquired in the 1996 Merger, including $1.8 million of amortization of goodwill and $1.9 million of compressor research and development expense. SG&A also increased in fiscal 1997 due to infrastructure expansion to support the future growth of international business.



     Net interest expense of Fedders Corporation increased in fiscal 1997 by $2.5 million and as a percent of sales to 1.1% from 0.3% in fiscal 1996 due to interest paid on the 8 1/2% Convertible Subordinated Debentures due 2012 that were assumed in the 1996 Merger and were called at the end of fiscal 1997.



     Net income of Fedders Corporation decreased to $18.8 million in fiscal 1997 from a record $31.2 million in fiscal 1996 and reflects an effective tax rate of 35.0% versus 38.0% in fiscal 1996, principally due to a lower effective state tax rate and the release of prior-year tax provisions no longer required in the current year.



     Net income attributable to common stockholders in fiscal 1997 reflects the dividend requirement of $2.4 million paid on the Fedders Corporation Convertible Preferred Stock issued in connection with the 1996 Merger and which was fully redeemed in September 1997.


FISCAL YEAR ENDED AUGUST 31, 1996 VERSUS FISCAL YEAR ENDED AUGUST 31, 1995

     At the beginning of fiscal 1996, domestic industry inventories had been depleted by three consecutive hot summers. Net sales of Fedders Corporation increased 17% during fiscal 1996, to a record level, for the third consecutive year of significant gains. Industrywide, unit shipments for the domestic market increased by 14% during fiscal 1996, according to an industry trade association.

     The gross profit margin of Fedders Corporation increased by more than one full percentage point during fiscal 1996 to 22.3%, primarily as a result of increased efficiency in plant utilization due to the higher sales volume and somewhat lower commodity prices, compared with fiscal 1995 when copper costs had increased sharply.

     SG&A of Fedders Corporation increased by $2.6 million, or 9% in fiscal 1996, including a $2.0 million provision for an early retirement program. SG&A decreased as a percent of sales for the third consecutive year to 8.6% from 9.3% in fiscal 1995.

     Net interest expense of Fedders Corporation in fiscal 1996 decreased by $1.0 million and as a percent of sales to 0.3% from 0.6% in the prior year as long-term debt was minimal prior to the 1996 Merger and because cash on hand increased compared with fiscal 1995.

     In fiscal 1996, Fedders Corporation returned to a full federal tax rate after utilizing its net operating loss carryforwards during fiscal 1995. As a result, the effective tax rate was 38.0% in fiscal 1996 compared with 17.3% in fiscal 1995.


LIQUIDITY AND CAPITAL RESOURCES



     The Company issued $100 million principal amount of the Original Notes near fiscal year-end, and Fedders Corporation ended fiscal 1997 with cash increasing to $110.4 million at August 31, from $90.3 million a year earlier. Working capital requirements historically are seasonal. Cash balances peak in August, while the greatest use of credit lines occurs early in the calendar year.



     Net cash used in operations by Fedders Corporation in fiscal 1997 amounted to $8.8 million. Accounts receivable increased by $1.1 million, still reflecting normally low end-of-season levels. Ending inventories increased by $9.4 million reflecting an increase in domestic finished goods, as retailers ordered conservatively, and in international finished goods due to increasing volume.



     Accounts payable decreased by $5.9 million as less raw material was received in the month of August than in the prior year. Accrued expenses and accrued income taxes decreased $7.0 million and $5.4 million, respectively, as a result of lower marketing and tax accruals related to lower sales and lower income, respectively.



     Net cash used in investing activities by Fedders Corporation consisted primarily of capital expenditures of $9.2 million.



     Net cash provided by financing activities of Fedders Corporation in fiscal 1997 amounted to $37.7 million. This resulted primarily from $96.0 million of net proceeds from the offering of the Original Notes, which were used, in part, to fully redeem the Debentures for $22.1 million, including accrued interest. Fedders Corporation completed the repurchase of $25.0 million or 4.3 million shares, of its Class A Stock under a repurchase program announced in September 1996. In July 1997, Fedders Corporation announced an authorization to repurchase up to an additional $50 million of its outstanding stock. Proceeds from the issuance of the Original Notes also were used to repurchase $4.4 million of Preferred Stock. In September 1997, Fedders Corporation redeemed all outstanding Preferred Stock at the rate of 1.022 shares of Class A Stock per share of Preferred Stock.



     During fiscal 1997, Fedders Corporation's revolving credit facility was increased to $50 million from $40 million, the rate of interest on the facility decreased to the prime rate from the prime rate plus 1.5% and the maturity was extended to February 2000. The revolving credit facility is collateralized by substantially all of Fedders Corporation's assets. See "Description of Certain Indebtedness." Dividend payments amounted to $5.6 million in fiscal 1997.


     Management believes that the cash, earnings and borrowing capacity of the Company and Fedders Corporation are adequate to meet the needs of its operations and long-term credit requirements, including capital expenditures and debt maturities.


     Upon completion of the sale of the Original Notes, the debt of Fedders Corporation and the Company as a percentage of their respective total capitalization increased and their net interest expense increased. Management anticipates that cash flow from operations and availability under the revolving credit facility will be sufficient to finance the liquidity needs of Fedders Corporation and the Company for the foreseeable future.



RECENT ACCOUNTING STANDARDS



     See Note 1 of the Notes to Consolidated Financial Statements for information pertaining to recent accounting standards.

                                    BUSINESS

GENERAL


     The Company believes it is the largest manufacturer of room air conditioners in the United States based on units sold. An industry innovator for the past 50 years, the Company has increased its U.S. market share to approximately 30.0% in fiscal 1997 from approximately 10% in fiscal 1985. The Company manufactures and sells a complete line of room air conditioners, including window and through-the-wall units, and dehumidifiers, principally for use in U.S. residential markets. The Company's products are marketed under the FEDDERS, EMERSON QUIET KOOL and AIRTEMP brand names primarily to national and regional retail chains, home improvement centers, and buying groups, as well as to distributors and, under private label, to retailers and other OEM's, including other U.S. room air conditioner manufacturers.



     Based primarily on the Company's results, Fedders Corporation has achieved significant increases in net sales and EBITDA in recent years. From fiscal 1994 through fiscal 1997, Fedders Corporation's net sales increased from $231.6 million to $314.1 million, and EBITDA increased from $32.3 million to $42.2 million, representing compound annual growth rates of 10.7% and 9.4%, respectively.


     The Company believes its market share growth and profitability have been primarily attributable to its: (i) low cost production achieved through continuous manufacturing improvements, including the Restructuring, and a global sourcing strategy; (ii) broad range of high quality products with strong brand recognition; (iii) strong relationships with leading retailers; (iv) accurate-response manufacturing and just-in-time delivery capabilities; and (v) principal focus on one product.

     In August 1996, Fedders Corporation acquired NYCOR which, through its subsidiary Rotorex, manufactured rotary compressors principally for use in room air conditioners and, through its subsidiary Melcor, manufactured specialized thermoelectric heating and cooling modules. Prior to the acquisition, Rotorex was the primary supplier of compressors to the Company for use in its room air conditioners for 25 years. After the 1996 Merger, all of the capital stock of Rotorex was transferred to the Company as a capital contribution by Fedders Corporation. The Company believes that a dedicated supply of compressors is critical to the Company's accurate-response and just-in-time delivery of its seasonal products.

     Fedders Corporation is leveraging its expertise in room air conditioning to penetrate the much larger and rapidly expanding global market. In November 1995, Fedders Corporation entered into the Fedders Xinle joint venture with the Ningbo General Air Conditioner Factory of Ningbo, China. Fedders Xinle is 60% owned by Fedders Corporation and intends to market its products both within China and, through Fedders International, Inc., to export markets around the world. Fedders Xinle also may produce product for the Company to sell to U.S. customers, which further enhances the sales and marketing flexibility of the Company through another source of capacity.

COMPETITIVE STRENGTHS AND COMPANY STRATEGY

     The Company's strategy is to continue to capitalize on its competitive strengths, including the following:


     LOW COST PRODUCER. The Company believes it has positioned itself as the low cost producer in the United States. Significant cost savings achieved since 1992 were a key factor in the Company's ability to increase operating margins from 1.2% in fiscal 1993 to 10.1% in fiscal 1997. The Company has achieved significant cost reduction through:


          - Emphasis on global sourcing of components and raw materials to reduce costs and ensure quality;

          - Continuous improvement in manufacturing efficiencies and in designing cost out of the product based, in part, on one of its core competencies, expertise in heat transfer technology;

          - Minimizing fixed costs while maximizing production flexibility, in part as a result of the Restructuring, which included a reduction in its manufacturing facilities after the acquisition of Emerson

     Quiet Kool and the elimination of duplicative management and operational and administrative departments;

          - Low labor content and flexible manufacturing that allow the Company to reduce variable costs dramatically when demand for its products fluctuates. The direct labor cost component of the Company's products is generally less than the cost of freight and duty to import air conditioners into the United States from many offshore locations, resulting in favorable price comparisons with imported goods.

     HIGH QUALITY PRODUCTS WITH STRONG MULTIPLE BRANDS. The Company manufactures a complete line of window and through-the-wall room air conditioners to meet a broad range of consumer preferences. It believes it has developed a reputation among its customers and consumers for producing high quality products at competitive prices. The FEDDERS, EMERSON QUIET KOOL, and AIRTEMP brands each has a long history and is well known in the marketplace. On a private label basis, the Company also manufactures, in various sizes, a portion of the room air conditioners of other U.S. OEM's. All of the Company's U.S. manufacturing facilities, including Rotorex, have received the highest level of quality certification, ISO 9001, for their quality management systems from the International Standards Organization.

     STRONG RELATIONSHIPS WITH LEADING RETAILERS. Beginning in the early 1990's, the Company recognized a significant shift in the U.S. market for room air conditioners as major regional and national retailers began replacing wholesale distributors as the primary customers for the industry. The Company believes it has distinguished itself from its competitors by effectively penetrating this rapidly growing customer base and by working closely with its customers to improve their marketing of the Company's products. The Company estimates that leading retailers currently represent more than 50% of the total room air conditioner market in the United States.

     ACCURATE-RESPONSE MANUFACTURING. During the 1990's, the Company reengineered its manufacturing processes and distribution systems in order to meet the delivery requirements, including "in-season" orders, of its major retailing customers, who increasingly sought to minimize their inventories. The Company believes that its accurate-response manufacturing capability, by which it can adjust both total production quantities and product mix on a timely basis, has been a key factor in its ability to gain market share from its competitors.

     PRODUCT FOCUS. Fedders Corporation has a 100-year history of experience in heat transfer technology, including 50 years of experience in the manufacturing of room air conditioners. Many of the Company's competitors produce a broad range of consumer products, and the Company believes that such competitors have historically given less attention to the development and expansion of their room air conditioning businesses than the Company. Room air conditioners have been, and continue to be, the Company's primary business focus.

INDUSTRY

     The U.S. room air conditioner market is the third largest in the world with average annual sales of 3.7 million units for the last 10 calendar years. Domestically, room air conditioners are marketed in two basic styles: the window unit which is installed directly into a window and the through-the-wall unit which is installed through an outside wall of the consumer's residence.

     Sales of room air conditioners in the domestic market vary from year to year according to the weather, especially in the major markets of the Northeast and the upper Midwest. Unusual summer weather affects manufacturers' shipments primarily in the following year. A cool summer reduces consumer demand and unsold inventory is carried over to the following year. An unusually hot summer depletes industry inventories, and the distribution system must be refilled to meet the following year's demand. The Company believes that demand is principally driven by the replacement market. Unlike major household appliances and central air conditioning systems, the sale of room air conditioners is not dependent on the construction of new homes.

     The distribution of air conditioners in North America changed significantly in the early 1990's. Sales are now made primarily directly to retailers, in contrast to the 1980's, when wholesale distributors accounted for the majority of the industry's business. Additionally, in recent years the Company's customers, now primarily retailers, changed their purchasing patterns to minimize inventories. In response to these changes, the Company developed accurate-response manufacturing and just-in-time delivery, to accommodate customers' requirements in this highly seasonal business, while simultaneously minimizing the Company's need to carry large inventories of finished goods.

     The room air conditioning industry grew rapidly in the 1950's and 1960's and then experienced substantial consolidation in the 1970's and 1980's. In the early 1990's, two cold summers encouraged other domestic competitors to withdraw from the business. In 1975 there were 18 major manufacturing operations competing in the industry domestically, which have been reduced to six in 1997.

     Fedders Corporation believes that the international market for room air conditioners outside the United States is approximately five times the size of the U.S. market, measured on a unit basis. Demand for air conditioners outside of North America accelerated in recent years, including in the largest overseas markets of Japan, China and the rest of Southeast Asia, and continues to grow rapidly with the increasing disposable income of populous nations in hot weather climates. Because freight costs to ship room air conditioners are high relative to the product cost, international markets are often most efficiently served by local production. While international room air conditioner sales in units exceeded those of the United States by an almost 5-to-1 ratio in 1996, the international dollar volume is estimated by the Company to be 15 times greater, due to preference abroad for more expensive split-type units. The dollar value of the entire world market was estimated by the Company to be approximately $18 billion in 1996--of which the U.S. share was estimated to be approximately $1.25 billion.

                ESTIMATED ROOM AIR CONDITIONER FACTORY SHIPMENTS

                              (MILLIONS OF UNITS)

                                                             SOUTHEAST ASIA     EUROPE, MIDDLE
                                   UNITED                      (EXCLUDING           EAST,
                                  STATES(1)     JAPAN(2)       JAPAN)(2)          AFRICA(2)        OTHER(2)
    1988........................     4.4           4.6             2.8                1.8           1.1
    1989........................     4.7           4.8             3.1                2.3           0.8
    1990........................     3.8           6.3             2.9                2.4           1.0
    1991........................     2.5           7.2             4.1                2.4           0.9
    1992........................     2.6           5.9             5.5                2.9           0.9
    1993........................     2.8           5.1             5.8                2.6           0.9
    1994........................     3.9           7.1             6.8                2.6           1.1
    1995........................     4.4           7.7             7.3                2.6           1.3
    1996........................     4.5           8.1             8.4                2.8           1.5

------------------------------
(1) Source: Association of Home Appliance Manufacturers, Chicago, Illinois

(2) Source: Japan Refrigeration & Air Conditioning Industry Association as reported by Japan Air Conditioning, Heating and Refrigeration News

PRODUCTS

     The Company manufactures and sells a complete line of window and through-the-wall room air conditioners domestically, principally for the residential market. The Company's air conditioners are manufactured in capacities ranging from 5,000 BTU (British Thermal Units) to 32,000 BTU. These models comprise distinct product lines marketed by the Company primarily under the brands FEDDERS, EMERSON QUIET KOOL and AIRTEMP. The Company also manufactures products under various private labels. The Company has positioned its brands across most price points, emphasizing quality and value for retailers and consumers.

     The Company also manufactures and markets a line of household dehumidifiers, ranging in capacity from 30 to 50 pints per 24 hours, and its Rotorex subsidiary manufactures and sells a broad line of rotary compressors, principally for use in the Company's room air conditioners but also for sale to other manufacturers of air conditioners. Third party sales of compressors are expected to represent less than 2% of total sales of Fedders Corporation in fiscal 1997.

     Fedders Xinle also manufactures split-type room air conditioners, in which the condensing unit is installed separately outdoors, in capacities from 7,000 to 40,000 BTU, for both residential and commercial use in international markets.

MARKETS AND DISTRIBUTION

     In North America, the Company markets room air conditioners and dehumidifiers principally to national and regional retail chains, home improvement centers and retail buying groups. These retail chains and retail buying groups (comprising retailers which negotiate as groups the prices at which they will purchase the Company's products) represent approximately 10,000 retail outlets marketing room air conditioners throughout the United States. The Company also markets its air conditioners under private label to both retailers and OEM's.

     The Company's sales, marketing and service departments are headquartered in Whitehouse, New Jersey. The 25 sales persons, in conjunction with marketing employees, are proactive in working with customers to assist them in maximizing their profitability and market share through responsive changes in product mix and marketing. Utilizing eight regional distribution centers, the Company provides next-day delivery to all major U.S. markets, which is critical during heat waves that stimulate retail sales. Additionally, the Company has instituted computerized systems, including electronic data interchange (EDI), to accommodate major high-volume retailers that require suppliers to replenish inventories frequently and on short notice.

     To support and service its customers and the ultimate consumer, the Company has established a network of more than 3,000 independent servicers throughout the United States. These independent servicers are local tradespeople who are screened and monitored by the Company.

     The Company promotes its FEDDERS and EMERSON QUIET KOOL brands of air conditioners through advertising, primarily in trade publications. Many of the Company's customers advertise and promote the Company's products at their own expense.

     Fedders Corporation expects to increase its participation overseas through strategic alliances, primarily under production and joint venture agreements, based in part on its expertise, technological capability and well-established global sourcing program. With the establishment of Fedders Xinle, Fedders Corporation is strategically positioned to: sell FEDDERS brand products in China and to low-import-duty markets outside of China; provide private label products for OEM's with established sales and service organizations worldwide, including China; and establish assembly operations within each major trading block that has protective duties in order to import subassemblies or semi-finished goods from the China facility.

PRODUCTION AND PROPERTIES

     The Company currently manufactures its air conditioners in two owned facilities in the United States--a 650,000 square foot facility in Effingham, Illinois and a 232,000 square foot facility in Columbia, Tennessee with a combined annual capacity of approximately 2,000,000 units. The Company has sufficient production capacity for domestic needs for the foreseeable future.

     Fedders Corporation also manufactures air conditioners, through Fedders Xinle, in a facility owned by the joint venture in Ningbo, People's Republic of China. Capacity of the facility, which currently is approximately 200,000 air conditioners, is being increased to 500,000 units in fiscal 1998.

     Rotorex currently manufactures all of its compressors in a 200,000 square foot facility owned by Rotorex in Walkersville, Maryland. Rotorex recently made several investments to enhance manufacturing efficiencies, including automation of the assembly process. The current capacity of approximately 1,500,000 units is sufficient to meet compressor requirements of the Company and Rotorex's other compressor customers.

     The Company owns or leases the following principal facilities:

                                                                       APPROXIMATE SQUARE
           LOCATION                     PRINCIPAL FUNCTION             FEET OF FLOOR AREA
Effingham, Illinois...........  Manufacturing of air conditioners            650,000
(Owned)
                                Manufacturing of air conditioners
Columbia, Tennessee(1)........  and                                          232,000
(Owned)                         dehumidifiers
Walkersville, Maryland(2).....  Manufacturing of rotary compressors          200,000
(Owned)
Whitehouse, NJ................  Sales and marketing headquarters              17,000
(Leased)
Princeton, NJ.................  Research and design center                     6,000
(Leased)

------------------------------
(1) Owned by Columbia Specialities, Inc., a wholly owned subsidiary of the Company.

(2) Owned by Rotorex.

     Fedders Corporation leases facilities in Liberty Corner, New Jersey, as its corporate and international headquarters and leases a research and design center in Singapore. In Lawrence Township, New Jersey, Melcor owns one facility and leases another one for the manufacture and assembly, respectively, of its thermoelectric modules.

RAW MATERIALS

     The principal raw materials used for production of room air conditioners are steel, copper and aluminum, which the Company obtains from domestic and foreign suppliers. The Company also purchases from other domestic and foreign manufacturers certain components, including thermostats, compressors, motors and electrical controls, used in its products. The Company endeavors to obtain the lowest possible cost in its purchases of raw materials and components, which must meet specified quality standards, through an active global sourcing program.

QUALITY ASSURANCE

     One of the key elements of the Company's and Fedders Corporation's strategy is a commitment to a single worldwide standard of quality. Each of the Company's manufacturing facilities has earned the highest level of certification--ISO 9001--for its quality management system under the International Standards Organization. The ISO 9000 program is an internationally recognized benchmark of quality management systems within a production facility. The same level of quality will be required at all international manufacturing facilities as well, including Fedders Xinle.


     The Company's product is backed by a warranty policy that generally provides five-year coverage for sealed systems including compressors, two-year coverage on motors and one-year coverage on all other parts and labor related to air conditioners sold in North America. Fedders Corporation's total warranty claim expense decreased significantly from fiscal 1993 to fiscal 1996 while sales nearly doubled during the period.


SEASONALITY OF BUSINESS

     The Company's results of operations and financial condition are principally dependent on the manufacture and sale of room air conditioners, the demand for which is highly seasonal in North American markets. Seasonally low volume sales are not sufficient to offset fixed costs, resulting in seasonal operating losses at certain times of the year. In addition, the Company's working capital needs are seasonal, with greatest utilization of its lines of credit occurring early in the calendar year. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation." Fedders Corporation regularly reviews working capital components with a view to maintaining the lowest level consistent with requirements of anticipated levels of operations. The Company's sales are predominantly made directly to retailers, who typically require just-in-time delivery, primarily in April through July. Production is weighted towards the retail selling season to minimize borrowing earlier in the fiscal year, although room air conditioners may be produced throughout much of the rest of the year at a lower rate of production. The Company's fiscal year end, August 31, coincides with the end of the seasonal room air conditioner sales cycle. Accordingly, backlog at that time of the year is insignificant.


COMPETITION

     Domestically, the Company's competitors include a number of domestic and foreign manufacturers of air conditioners and appliances, including Frigidaire Company, Whirlpool Corporation, Matsushita Electric Industrial Co., Ltd. and Sharp Corporation. Many of the Company's competitors are substantially larger and have greater resources than the Company. The Company competes principally on the basis of price, quality and its ability to deliver product and service to its customers on a just-in-time basis. The Company believes that it competes effectively with its multiple brand strategy of providing competitively priced, high quality products on a just-in-time basis.

     Internationally, the competitors of Fedders Corporation vary depending on the market. Some markets, such as China, are served by many local manufacturers. Other markets are dominated by foreign manufacturers of air conditioners and electronics products including Matsushita Electric Industrial Co., Ltd., Toshiba Corporation, Hitachi, Ltd., Mitsubishi Electric Corporation and Sanyo Electric Trading Co., Ltd., all of which also manufacture compressors. Fedders Corporation believes that it can compete effectively with its strategy of manufacturing low cost air conditioners locally, controlling its supply of compressors and utilizing its global sourcing network.

GOVERNMENT REGULATION

     The Company and Fedders Corporation are subject to various federal, state and local laws affecting its business. Room air conditioners are subject to federal regulations providing for EER requirements. The Company and Fedders Corporation believe they are currently in material compliance with the EER requirements. Achieving required EER's results from a combination of an efficient compressor and the design of the air conditioning system using the compressor. Current proposed rule-making by the Energy Department under the National Appliance Energy Conservation Act would have the effect of increasing minimum required EER's. In the event the new regulations are adopted, the efficiency of certain air conditioner models would have to be increased. It is not certain at present if the proposed regulations will be adopted and, if they are, when the requirements would become effective. Regardless of the adoption of these proposed regulations, the Company and Fedders Corporation are continually seeking to improve the efficiency of their air conditioners and compressors in order to remain competitive in the markets they serve. The Company and Fedders Corporation do not believe that the adoption of currently contemplated EER regulations will adversely affect the results of operations of Fedders Corporation.

EMPLOYEES


     The Company has approximately 2,300 employees. The total number of employees of Fedders Corporation, including the Company, is approximately 3,000, including approximately 500 at Fedders Xinle. The current contracts with two unions representing employees of the Effingham, Illinois plant are scheduled to expire in October 1998. The Company and the union representing employees of Rotorex were unable to reach agreement prior to the expiration of their collective bargaining agreement in August 1997, and the employees covered by the collective bargaining agreement are on strike. Rotorex continues to operate using temporary replacement workers. The Company believes that this strike will not have a material adverse effect on its financial condition or results of operations. The Company considers its relations with employees to be generally satisfactory.

RESEARCH AND DEVELOPMENT


     Research and development of room air conditioner technology and design is conducted at the Effingham facility, and compressor research and development is based at Rotorex. During fiscal 1996, the Company established a research and design center in Princeton, New Jersey for the development of innovative, non-vapor compression products that will take advantage of the Company's domestic distribution strengths. In fiscal 1997, Fedders Corporation spent approximately $6.3 million on research and development, including activities at its Singapore facility which focuses on products for the international market.


INTELLECTUAL PROPERTY

     Fedders Corporation attempts to register its material trademarks and trade names both domestically and in key foreign markets. While the Company believes that its trademarks such as FEDDERS, EMERSON QUIET KOOL, AIRTEMP and ROTOREX are well known and enhance the marketing of its products, the Company does not consider the successful conduct of its business to be dependent upon such trademarks. Fedders Corporation aggressively protects its trademarks and other intellectual property rights worldwide.

ENVIRONMENTAL MATTERS

     The Company's and Fedders Corporation's operations are subject to various United States and foreign environmental statutes and regulations, including laws and regulations dealing with storage, treatment, discharge and disposal of hazardous materials, substances and wastes and that affect the production of chemical refrigerants used in the operation of some of the Company's products. The refrigerant used in room air conditioners is an HCFC that is to be phased out of use in new products on January 1, 2010 in the United States. Chemical producers are currently developing environmentally acceptable alternative refrigerants for use in room air conditioners that are expected to be available in advance of any now-proposed phase-out deadlines for the current refrigerant. Modifications to the design of the Company's products may be necessary in order to utilize alternative refrigerants. The cost of the substitution of alternative refrigerants is not currently expected to have a material adverse impact on Fedders Corporation.

     The Company and Fedders Corporation believe they are currently in material compliance with applicable environmental laws and regulations. Fedders Corporation did not make capital expenditures on environmental matters during the year ended August 31, 1996 that are material to its total capital expenditures, earnings and competitive position and does not anticipate making material capital expenditures on such items in the fiscal year ending August 31, 1997.

     The Company has recently been identified as a potentially responsible party ("PRP") by the federal Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), at the PCB Treatment Inc. Site (the "Site") located in Kansas City, Kansas and in Kansas City, Missouri, based on the delivery there of certain materials from its Effingham, Illinois facility. CERCLA imposes strict and, in certain circumstances, joint and several liability on PRP's for response costs and natural resource damages at waste sites. In view of the substantial number of other PRP's at the Site and the relatively small volume of material sent by the Company to the Site, the Company does not believe it will incur any material liability for this matter.

     The Company has identified a groundwater problem at its Walkersville, Maryland facility and has been advised of a potential air pollution problem at its Effingham, Illinois facility. Based upon available information, the Company does not expect the cost of investigation or any required remediation relating to these matters to have a material adverse effect on its results of operations.

LITIGATION

     Fedders Corporation is a party to various litigation matters incidental to the conduct of its business. Fedders Corporation does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on its financial condition or results of its operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     The following sets forth certain information with respect to the directors and executive officers of the Company as of the date of this Prospectus:



               NAME              AGE                            POSITION
    Salvatore Giordano.........  86      Chairman of the Board
    Sal Giordano, Jr...........  59      President and Chief Executive Officer and Director
    Joseph Giordano............  64      Director
    S. A. Muscarnera...........  57      Director
    C. A. Keen.................  72      Director
    Howard S. Modlin...........  66      Director
    William J. Brennan.........  69      Director
    Clarence Russel Moll.......  83      Director
    Anthony E. Puleo...........  62      Director
    Robert L. Laurent, Jr......  42      Executive Vice President, Finance and Administration
                                           and Chief Financial Officer
    Gerald C. Senion...........  50      Group Vice President and Chief Operating Officer
    Kent E. Hansen.............  50      Senior Vice President and Secretary
    Thomas A. Kroll............  43      Controller
    Robert N. Edwards..........  51      Vice President and General Counsel


     Salvatore Giordano has been Chairman of the Board of Directors of the Company since 1976 and Chairman of the Board of Directors of Fedders Corporation since 1945. Mr. Giordano is the father of Sal Giordano, Jr. and Joseph Giordano and the uncle of S. A. Muscarnera.

     Sal Giordano, Jr. has been President and Chief Executive Officer of the Company since 1997 and was previously President and Chief Operating Officer of the Company, a position he held for more than five years. Mr. Giordano has also been Vice Chairman, President and Chief Executive Officer of Fedders Corporation since 1988. He has been a Director of the Company since 1976 and a Director of Fedders Corporation since 1965.

     Joseph Giordano has served as a Director of the Company since 1976 and was Senior Vice President of the Company and Fedders Corporation for more than five years prior to his retirement from that position in August 1992.

     S. A. Muscarnera has been a Director of the Company and of Fedders Corporation since 1983. Mr. Muscarnera was Senior Vice President and Secretary of the Company and Fedders Corporation from 1986 to August 1996. Mr. Muscarnera joined Fedders Corporation over 39 years ago and has served in capacities including legal and human resources.

     C. A. Keen has been a Director of the Company and of Fedders Corporation since August 1996. Mr. Keen was a Vice President of the Company for over 20 years, with responsibilities including treasury, marketing and international sales and sourcing.

     Howard S. Modlin has served as a Director of the Company and of Fedders Corporation since 1977. Mr. Modlin has been a partner or officer at Weisman, Celler Spett & Modlin P.C., and predecessors, a law firm that has rendered legal services to the Company and/or to Fedders Corporation for more than 25 years. He is also a Director of General DataComm Industries, Inc. and Trans-Lux Corporation.

     William J. Brennan has served as a Director of the Company and of Fedders Corporation from 1980 to 1987 and 1989 to the present. He is also a Director of CSM Environmental Systems, Inc. He has been a financial consultant since 1988.

     Clarence Russel Moll has served as a Director of the Company since 1976 and of Fedders Corporation since 1967. Dr. Moll has also been President Emeritus of Widener University since 1991 and is a Director of Ironworkers Savings Bank.

     Anthony E. Puleo has served as a Director of the Company and of Fedders Corporation since 1994. Mr. Puleo has also been President of Puleo Tree Co., an importer of Christmas items and garden furniture, since 1992. Prior thereto, he was President of Boulderwood Corporation, a retailer of summer and Christmas products.

     Robert L. Laurent, Jr. has been Executive Vice President, Finance and Administration and Chief Financial Officer of the Company and of Fedders Corporation since 1993. Mr. Laurent joined Fedders Corporation in 1980 and has served as internal auditor, plant controller, corporate controller and Vice President, Finance. He has been Chief Financial Officer of the Company and Fedders Corporation since 1989.

     Gerald C. Senion became Group Vice President and Chief Operating Officer of the Company in July 1997. Prior to joining the Company, Mr. Senion was employed by Frigidaire Corporation for approximately 20 years, most recently as Group Vice President of the Frigidaire Home Products Company, Home Comfort Division and the Electrolux Global Home Comfort Products Division.

     Kent E. Hansen has been Senior Vice President and Secretary of the Company and of Fedders Corporation since August 1996. Mr. Hansen also served as Vice President and General Counsel of the Company and of Fedders Corporation from October 1989 to September 1992. From September 1992 to August 1996, he was Vice President, Finance and General Counsel and Chief Financial Officer of NYCOR.

     Thomas A. Kroll was Controller of the Company from 1992 to 1995 and has been Controller since 1997. He has been Controller of Fedders Corporation since 1995. Prior to 1992, he was Controller of Emerson Quiet Kool.

     Robert N. Edwards joined the Company and Fedders Corporation in 1992 as Senior Counsel. He was promoted to General Counsel of the Company and of Fedders Corporation in 1994 and Vice President in 1995. Prior to joining the Company, Mr. Edwards was Vice President, General Counsel and Secretary of Information Science Incorporated, a manufacturer of computer software.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


                             OF FEDDERS CORPORATION



     As of October 27, 1997, each director of Fedders Corporation and each executive officer of Fedders Corporation named in the Summary Compensation Table under "Executive Compensation" and all directors and executive officers of Fedders Corporation as a group, owned beneficially the number of shares of Fedders Corporation's securities set forth in the following table. Shares subject to acquisition within 60 days pursuant to stock options are shown separately. Unless otherwise indicated, the owners listed have sole voting and investment power. The Fedders Corporation's Class A Stock has no voting rights except as provided under Delaware Law.



                                                                         SHARES
                                                  AMOUNT AND           SUBJECT TO
                                                  NATURE OF            ACQUISITION      PERCENT
                     NAME OF INDIVIDUAL           BENEFICIAL           WITHIN 60       OF CLASS
TITLE OF CLASS      OR PERSONS IN GROUP           OWNERSHIP             DAYS(12)       OWNED(13)
----------------  ------------------------        ----------           ----------    -------------
Common Stock      Salvatore Giordano......             1,100(1)                 0    Less than 1%
                  Sal Giordano, Jr........             1,100(1)                 0    Less than 1%
                  Joseph Giordano.........            13,910(1)                 0    Less than 1%
                  Howard S. Modlin........           256,800(2)                 0        1.35%
                  Clarence Russel Moll....            61,400(3)                 0    Less than 1%
                  William J. Brennan......             5,000                    0    Less than 1%
                  Anthony E. Puleo........             2,000                    0    Less than 1%
                  S.A. Muscarnera.........            55,000                    0    Less than 1%
                  C.A. Keen...............            10,700
                  Robert L. Laurent,
                  Jr......................           115,000                    0    Less than 1%
                  All directors and
                  executive
                  officers as a group.....           525,310                    0        2.77%
Class A Stock     Salvatore Giordano......         1,567,855(4)(5)        167,314        7.68%
                  Sal Giordano, Jr........         1,550,547(4)(6)(7)     829,066       10.23%
                  Joseph Giordano.........         1,200,897(4)(7)(8)     161,875        6.03%
                  Howard S. Modlin........           310,581(9)           171,564        2.14%
                  Clarence Russel Moll....            69,867(10)           60,000    Less than 1%
                  William J. Brennan......           136,623              159,376        1.31%
                  Anthony E. Puleo........                 0               24,375    Less than 1%
                  S.A. Muscarnera.........           105,868              343,750        1.97%
                  C.A. Keen...............            29,016              142,500    Less than 1%
                  Robert L. Laurent,
                  Jr......................           101,851              440,590        2.37%
                  Kent E. Hansen..........            23,940               50,000    Less than 1%
                  Gary J. Nahai...........                 0               55,262    Less than 1%
                  All directors and
                  executive
                  officers as a group.....         4,112,590            2,695,581       27.11%
Class B
  Stock(13)       Salvatore Giordano......         2,262,566(11)                0       99.82%
                  Sal Giordano, Jr........         2,262,566(11)                0       99.82%
                  Joseph Giordano.........         2,262,566(11)                0       99.82%
                  All directors and
                  executive
                  officers as a group.....         2,262,566                    0       99.82%
                  Ownership of Common
                  Stock, Class A Stock,
                  and Class B Stock
                  combined, by all
                  directors and executive
                  officers as a group.....         6,900,466            2,695,581       20.69%


---------------

 (1) The amount shown includes 1,100 shares which are held by a corporation in which Messrs. Salvatore Giordano, Sal Giordano, Jr. and Joseph Giordano are officers, directors and stockholders, and share voting and investment power over such shares.



 (2) Includes 3,100 shares owned by members of Mr. Modlin's family as to which Mr. Modlin disclaims beneficial ownership.



 (3) Includes 15,000 shares owned by Dr. Moll's wife, as to which Dr. Moll disclaims beneficial ownership.



 (4) Includes 327,681 shares which are held by corporations in which Messrs. Salvatore Giordano, Sal Giordano, Jr. and Joseph Giordano are officers, directors and stockholders, and share voting and investment power over such shares.



 (5) Includes 204,292 shares held of record by Mr. Giordano's wife, and 157,722 shares held of record by Mr. Giordano's wife in trust for their grandchildren, as to which Mr. Giordano disclaims beneficial ownership.



 (6) Includes 18,119 shares held of record by Mr. Giordano's wife, 89,254 shares held of record by Mr. Giordano's wife in trust for their grandchildren, as to which Mr. Giordano disclaims beneficial ownership, and 71,630 shares held by Mr. Giordano in trust as trustee for himself.



 (7) Includes 345,625 shares held in trust, as to which Messrs. Sal Giordano, Jr. and Joseph Giordano share voting and investment power.



 (8) Includes 71,630 shares held by Mr. Giordano in trust as trustee for himself and 58,865 shares held by Mr. Giordano in trust for his children.



 (9) Includes 2,713 shares owned by members of Mr. Modlin's family as to which Mr. Modlin disclaims beneficial ownership.



(10) Includes 13,125 shares owned by Dr. Moll's wife as to which Dr. Moll disclaims beneficial ownership.



(11) Shares are owned by Giordano Holding Corporation as to which Messrs. Salvatore Giordano, Sal Giordano, Jr. and Joseph Giordano share voting and investment power.



(12) The amounts shown are the number of shares held under options exercisable within 60 days.



(13) The Class B Stock is convertible into Common Stock at any time on a share-for-share basis. In the event that the individuals named as owning Class B Stock converted their shares into Common Stock, less than 5% of the class would remain outstanding, and pursuant to the terms of Fedders Corporation's Charter, all remaining Class B Stock and all outstanding Class A Stock would automatically be converted into Common Stock. If such conversion took place, and the named individuals exercised all of the options indicated, such individuals and the group would beneficially own the following number of shares constituting the indicated percentage of Common Stock outstanding: Mr. Salvatore Giordano, 3,998,835 shares constituting 9.12%; Mr. Sal Giordano, Jr., 4,643,279 shares constituting 10.43%; Mr. Joseph Giordano, 3,639,248 shares constituting 8.30% and all directors and executive officers as a group 9,596,047 shares constituting 20.69%. The share totals for Messrs. Salvatore Giordano, Sal Giordano, Jr. and Joseph Giordano include 2,591,347 shares which are held by corporations in which they are officers, directors and stockholders and share voting and investment power over such shares.

                             EXECUTIVE COMPENSATION


     The following information is furnished as to all compensation paid by Fedders Corporation and its subsidiaries during fiscal 1997, 1996 and 1995 to each of the five highest paid executive officers of Fedders Corporation as of August 31, 1997 whose aggregate direct compensation for fiscal 1997 exceeded $100,000.


                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                        ANNUAL COMPENSATION            AWARDS
                                                   ------------------------------   ------------
                                                    (B)       (C)           (D)         (G)            (I)
                                                                                                    ALL OTHER
                                                   FISCAL   SALARY         BONUS      OPTIONS      COMPENSATION
           NAME AND PRINCIPAL POSITION              YEAR      ($)           ($)         (#)           ($)(1)
-------------------------------------------------  ------   -------       -------   ------------   ------------
Salvatore Giordano...............................   1997    523,000(3)    412,320      120,000          28,060
Chairman of the Board of                            1996    268,258       492,660      120,000          22,827
  Directors of Fedders Corporation                  1995    245,354       520,365       77,314       3,097,691(2)
  and the Company
Sal Giordano, Jr.................................   1997    579,800(3)    412,320      120,000          42,550
Vice Chariman, President                            1996    352,007       492,660      120,000          35,634
  and Chief Executive Officer                       1995    341,530       520,365      139,066          32,424
  of Fedders Corporation
  and the Company
Robert L. Laurent, Jr. ..........................   1997    250,500       206,160       60,000          14,564
Executive Vice President                            1996    250,000       246,330       30,000          16,003
  Finance and Administration, and                   1995    226,489       260,183       50,590          15,281
  Chief Financial Officer
  of Fedders Corporation
  and the Company
Kent E. Hansen...................................   1997    186,000        51,540       20,000           8,306
Senior Vice President and                           1996         --            --           --              --
  Secretary of Fedders Corporation                  1995         --            --           --              --
  and the Company
Gary J. Nahai....................................   1997    150,000        16,875       15,000           5,006
Vice President and                                  1996    111,440        14,414       16,824           3,776
  President, Fedders International, Inc.            1995     93,333         5,000        9,375           2,950


------------------------------

(1) Includes Fedders Corporation's contribution to savings and investment retirement plans up to the 3% offered to all employees of Fedders Corporation in 1997, the dollar value of the benefit of premiums paid for split-dollar life insurance policies projected on an actuarial basis, which cost is recovered by Fedders Corporation from the proceeds of such policies (Mr. Sal Giordano, Jr. $12,787; Mr. Robert L. Laurent, Jr. $879; and Mr. Kent Hansen $1,180).



(2) Includes a special award granted to Mr. Giordano in recognition of more than fifty years of extraordinary and exemplary service to Fedders Corporation as its President or Chairman, overseeing the significant growth of Fedders Corporation from a $7,000,000 automobile radiator manufacturer to the leading manufacturer of room air conditioners in North America.



(3) Reflects the terms of the merger agreement between Fedders Corporation and NYCOR, requiring that all employees and directors be placed in the same economic position following the merger, as they were immediately prior thereto.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The Company entered into its revolving credit facility (the "Credit Agreement") on December 23, 1992. The Company and all of its direct and indirect subsidiaries, each of which will be a Restricted Subsidiary as of the date of issuance of the Notes, are parties to the Credit Agreement as borrowers or guarantors of the borrowers' obligations. The Credit Agreement provides for loans to the Company of up to $50 million based upon certain customary percentages of accounts receivable and inventory of the Company. The obligations of the Company under the Credit Agreement are guaranteed by Fedders Corporation. Substantially all of the assets of Fedders Corporation, the Company and its subsidiaries are pledged as collateral under the Credit Agreement. While the Credit Agreement is intended principally to provide financing for the Company's working capital requirements, the Company may use up to $15 million of the amount available thereunder for general corporate purposes.

     At the option of the Company, borrowings under the Credit Agreement bear interest at a rate per annum (i) based upon the London interbank offered rate ("LIBOR") plus 2 3/4% (provided that not more than 80% of loans outstanding at any time may be based upon LIBOR) or (ii) equal to the prime rate of CoreStates Bank, N.A. In addition, the Company must pay (i) an unused line fee of 0.5% per month on the amount by which $40 million exceeds the average outstanding daily principal balance of loans outstanding, (ii) an early termination fee equal to 1% of the maximum availability if the Credit Agreement is terminated on or before February 1, 1998 and 0.5% of the maximum availability if the Credit Agreement is terminated after such date and prior to February 1, 2000, the expiration date of the Credit Agreement and (iii) a service fee of $60,000 annually.

     Borrowings under the Credit Agreement are secured by collateral assignments or other security interests in (i) all material contracts to which the Company and the Restricted Subsidiaries are parties, (ii) substantially all property, plant, equipment and other tangible assets of the Company and the Restricted Subsidiaries, (iii) all receivables of the Company and the Restricted Subsidiaries, (iv) all intellectual property and other intangible assets of the Company and the Restricted Subsidiaries and (v) the capital stock of the Restricted Subsidiaries.

     The Credit Agreement contains negative covenants that limit the ability of the Company and the Restricted Subsidiaries to (i) create liens and other encumbrances, (ii) incur indebtedness, (iii) enter into transactions with affiliates, (iv) make loans, investments or guarantees and (v) pay dividends. In addition, the Company must maintain (i) consolidated net worth of not less than $10 million and (ii) consolidated working capital of not less than $6 million.

     The Credit Agreement contains customary events of default, including, but not limited to (i) non-payment of principal or interest, (ii) breach of any term, covenant, condition or provision of the Credit Agreement, (iii) material breach of representations and warranties, (iv) bankruptcy, insolvency or assignment for the benefit of creditors, (v) material adverse change in the business, assets or financial condition of the Company and (vi) a change in control of the Company.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Exchange Offer is being made by the Company and Fedders Corporation to satisfy their obligations pursuant to the Registration Rights Agreement, which requires the Company and Fedders Corporation to use their best efforts to effect the Exchange Offer. See "--Registration Rights; Liquidated Damages."

     The Company and Fedders Corporation are making the Exchange Offer in reliance upon the position of the staff of the Commission set forth in certain no-action letters addressed to other parties in other transactions. However, the Company and Fedders Corporation have not sought their own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company or Fedders Corporation within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Original Notes directly from the Company solely in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Notes. Any holder who tenders Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Notes could not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements.

     Holders of Original Notes not tendered will not have only limited continuing registration rights and the Original Notes not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Original Notes could be adversely affected.

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY OR FEDDERS CORPORATION NOR THE COMPANY OR FEDDERS CORPORATION MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     In connection with the issuance of the Original Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers of the Original Notes.

     Holders of Notes (other than as set forth below) are not entitled to any registration rights with respect to the Notes. Pursuant to the Registration Rights Agreement, holders of Original Notes are entitled to certain registration rights. Under the Registration Rights Agreement, the Company and Fedders Corporation have agreed, for the benefit of the holders of the Original Notes, that they will, at their cost, (i) within 45 days after the date of the original issue of the Original Notes, file the Registration Statement with the Commission and (ii) within 150 days after the date of original issuance of the Original Notes, use their best efforts to cause such Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement. If (i) the Company and Fedders Corporation are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities (as defined) notifies the Company and Fedders Corporation within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and acquired the Notes directly from the Company or an affiliate of the Company, the Company will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and Fedders Corporation will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note, until (i) the date of which such Transfer Restricted Security has been exchanged in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Transfer Restricted Security for a Note, the date on which such Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Registration Statement, (iii) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such security is distributed pursuant to Rule 144 under the Act.

     The Registration Rights Agreement also provides that, (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and Fedders Corporation will commence the Exchange Offer and use their best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, Notes in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer and (ii) if obligated to file the Shelf Registration Statement, the Company and Fedders Corporation will file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and use their best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 120 days after such obligation arises. The Company and Fedders Corporation shall use their best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the date on which the Shelf Registration Statement becomes effective or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (a) the Company and Fedders Corporation fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week for each $1,000 principal amount of Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.40 per week for each $1,000 principal amount of Notes, as applicable. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted

Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING ORIGINAL NOTES


     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Original Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means the earlier of
(i) 5:00 p.m., New York City time, on January 16, 1998 or (ii) the date when all Original Notes have been tendered; provided, however, that if the Company and Fedders Corporation, in their sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond January 27, 1998. The Company and Fedders Corporation may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. Without limiting the manner in which the Company and Fedders Corporation may choose to make any public announcement and subject to applicable law, the Company and Fedders Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Company and Fedders Corporation intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.



     As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Original Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about December 15, 1997, to all holders of Original Notes known to the Company. The Company's obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.


     The terms of the Notes and the Original Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Original Notes and certain rights to receive Liquidated Damages. See "--Registration Rights; Liquidated Damages." The Original Notes were, and the Notes will be, issued under the Indenture and both the Original Notes and the Notes are entitled to the benefits of the Indenture.

     Original Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company and Fedders Corporation will give oral or written notice of any amendment, nonacceptance or termination to the holders of the Original Notes as promptly as practicable. Any amendment to the Exchange Offer will not limit the right of holders to withdraw tendered Original Notes prior to the Expiration Date. See "--Withdrawal Rights."

PROCEDURES FOR TENDERING ORIGINAL NOTES

     The tender to the Company and Fedders Corporation of Original Notes by a holder thereof as set forth below and the acceptance thereof by the Company and Fedders Corporation will constitute a binding agreement between the tendering holder and the Company and Fedders Corporation upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Original Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to State Street Bank and Trust Company (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF ORIGINAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY OR FEDDERS CORPORATION.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Original Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Original Notes who has not completed the box entitled "Special Issuance and Delivery Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of an approved Signature Guarantee Medallion Program (collectively, "Eligible Institutions"). If Original Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Original Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company and Fedders Corporation in their sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Original Notes tendered for exchange will be determined by the Company and Fedders Corporation in their sole discretion, which determination shall be final and binding. The Company and Fedders Corporation reserve the absolute right to reject any and all tenders of any particular Original Notes not properly tendered or to not accept any particular Original Notes which acceptance might, in the judgment of the Company, Fedders Corporation or their counsel, be unlawful. The Company and Fedders Corporation also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Original Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Original Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Original Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company and Fedders Corporation shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Original Notes for exchange must be cured within such reasonable period of time as the Company and Fedders Corporation shall determine. Neither the Company, Fedders Corporation, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Original Notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects and irregularities.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Original Notes, such Original Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Original Notes.

     If the Letter of Transmittal or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company and Fedders Corporation, proper evidence satisfactory to the Company and Fedders Corporation of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company and Fedders Corporation that, among other things, the Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Notes, whether or not such person is the holder and such person has no arrangement with any person to participate in the distribution of the Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or Fedders Corporation, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such Notes to be acquired pursuant to the Exchange Offer, or acquired the Original Notes as a result of market making or other trading activities, such holder or any such other person
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Original Notes properly tendered and will issue the Notes promptly after acceptance of the Original Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company and Fedders Corporation shall be deemed to have accepted properly tendered Original Notes for exchange when, as and if the Company and Fedders Corporation have given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Original Note accepted for exchange, the holder of such Original Note will receive a Note having a principal amount equal to that of the surrendered Original Note. Accordingly, registered holders of Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Original Notes, or, if no interest has been paid on the Original Notes, from August 18, 1997. Original Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Original Notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offer.

     In all cases, issuance of Notes for Original Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Original Notes or a timely Book-Entry Confirmation of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Original Notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or nonexchanged Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such nonexchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Original Notes desires to tender such Original Notes and the Original Notes are not immediately available, or time will not permit such holder's Original Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, the tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Original Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Original Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Original Notes to be withdrawn, identify the Original Notes to be withdrawn (including the amount of such Original Notes), and (where certificates for Original Notes have been transmitted) specify the name in which such Original Notes are registered, if different from that of the withdrawing holder. If certificates for Original Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Original Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Original Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company and Fedders Corporation, whose determination shall be final and binding on all parties. Any Original Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Original Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Original Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company and Fedders Corporation shall not be required to accept for exchange, or to issue Notes in exchange for, any Original Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Original Notes for exchange or the exchange of the Notes for such Original Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company and Fedders Corporation to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company and Fedders Corporation might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company and Fedders Corporation, might result in the holders of Notes having obligations with respect to resales and transfers of Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company and Fedders Corporation to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or of Fedders Corporation and its subsidiaries taken as a whole that, in the sole judgment of the Company or Fedders Corporation, is or may be adverse to the Company or Fedders Corporation, or the Company or Fedders Corporation shall have become aware of facts that, in the sole judgment of the Company or Fedders Corporation, have or may have an adverse effect on the value of the Original Notes or the Notes.

     Holders of Original Notes will have registration rights and the right to Liquidated Damages as described under "--Registration Rights; Liquidated Damages" if the Company fails to consummate the Exchange Offer.

     To the Company's and Fedders Corporation's knowledge as of the date of this Prospectus, none of the above events has occurred.

     The foregoing conditions are for the sole benefit of the Company and Fedders Corporation and may be asserted by the Company and Fedders Corporation regardless of the circumstances giving rise to any such condition or may be waived by the Company and Fedders Corporation in whole or in part at any time and from time to time in their sole discretion. The failure by the Company and Fedders Corporation at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company and Fedders Corporation will not accept for exchange any Original Notes tendered, and no Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        Deliver to: State Street Bank and Trust Company, Exchange Agent:

      By Hand Delivery:             By Overnight Courier:                  By Mail:
    State Street Bank and           State Street Bank and           State Street Bank and
        Trust Company                   Trust Company                   Trust Company
  Corporate Trust Department      Corporate Trust Department      Corporate Trust Department
   Two International Place         Two International Place,              P.O. Box 778
        Fourth Floor,                     4th Floor              Boston, Massachusetts 02110
    Corporate Trust Window       Boston, Massachusetts 02110
 Boston, Massachusetts 02110

     DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.


     The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related document to the beneficial owners of Original Notes, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, registration, and legal fees, will be paid by the Company and are estimated to be approximately $.5 million.


TRANSFER TAXES

     Holders who tender their Original Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

APPRAISAL RIGHTS

     HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

CONSEQUENCES OF NOT EXCHANGING ORIGINAL NOTES


     Holders of Original Notes who do not exchange their Original Notes for Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company and Fedders Corporation do not currently anticipate that they will register the Original Notes under the Securities Act. Based upon no-action letters issued by the staff of the Commission to third parties, the Company and Fedders Corporation believe the Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by a Holder thereof (other than any (i) holder which is an "affiliate" of the Company or Fedders Corporation within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Original Notes directly from the Company solely in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Notes. However, the Company and Fedders Corporation have not sought their own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Notes, and has no arrangement or understanding to participate in a distribution of Notes. If any holder is an affiliate of the Company or Fedders Corporation, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Notes to be acquired pursuant to the Exchange Offer, or acquired the Original Notes as a result of market making or other trading activities, such holder (i) could not rely on the relevant determinations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives Notes for its own account in exchange for Original Notes must acknowledge that such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company and Fedders Corporation have agreed to register or qualify the sale of the Notes in such jurisdictions only in limited circumstances and subject to certain conditions.


ACCOUNTING TREATMENT

     The exchange of the Notes for the Original Notes will have no impact on the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. Expenses of the Exchange Offer and expenses related to the Original Notes will be amortized, pro rata, over the term of the Notes.

                              DESCRIPTION OF NOTES

GENERAL

     The Notes will be issued pursuant to the Indenture among the Company, the Guarantor and State Street Bank and Trust Company, as trustee (the "Trustee"). As used under this caption "Description of Notes" other than "-- Book Entry, Delivery and Form," the term "Notes" refers collectively to the Notes issued upon consummation of the Exchange Offer and the Original Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of original issuance of the Notes. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

     As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate each of its existing Subsidiaries, Subsidiaries formed by the Company or Subsidiaries acquired by the Company after the original issuance of the Notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to any of the covenants set forth in the Indenture.

     The Notes will be limited to $100,000,000 in aggregate principal amount and will mature on August 15, 2007. The Notes will bear interest at the rate set forth on the front cover of this Prospectus. Interest on the Notes is payable semi-annually in cash in arrears on February 15 and August 15 in each year, commencing February 15, 1998, to holders of record of Notes at the close of business on the February 1 or August 1 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Original Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar in New York, New York. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Global Notes and Certificated Notes, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to holders of Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

SUBORDINATION

     The payment of principal of, and premium, interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. The Indenture permits the incurrence of additional Senior Indebtedness in the future.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the holders of Notes would be entitled shall be made to the holders of Senior

Indebtedness (except that holders of Notes may receive payments made from the trust described under "--Satisfaction and Discharge of the Indenture") if (i) a default in the payment of the principal of or premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a written notice (with a copy to the Company) of such other default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness; payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the Trustee of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being understood that any subsequent action, or any breach of any covenant for a period commencing after the date of receipt by the Trustee of such Payment Blockage Notice, that, in either case, would give rise to such a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

     The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.


     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. As of August 31, 1997, after giving pro forma effect to the complete application of proceeds from the offering of the Original Notes, the aggregate principal amount of Senior Indebtedness outstanding would have been approximately $3.9 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its subsidiaries can incur. See "--Certain Covenants--Limitation on Incurrence of Indebtedness."


GUARANTEE

     The Guarantor irrevocably and unconditionally guarantees on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for principal of, or interest or Liquidated Damages, if any, on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantor being herein called the "Guaranteed Obligations"). The Guarantor's assets consist primarily of the common stock of the Company and of the common stock of its Subsidiaries which conduct the international operations of the Guarantor and the operations of Melcor and, accordingly, its ability to perform under its Guarantee will be dependent on the financial condition and net worth of its Subsidiaries, including the Company.

     The Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon the Guarantor and its successors, transferees and assigns and (c) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

SUBORDINATION OF GUARANTEE

     Payments on the Guarantee will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full of all Guarantor Senior Indebtedness. The terms of such subordination will be substantially similar to the subordination terms applicable to the Notes.

     "Guarantor Senior Indebtedness" means, with respect to the Guarantor, the Guarantor's guarantee of the Company's obligations under the Credit Agreement and any other Indebtedness of the Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" will not include (i) Indebtedness evidenced by the Guarantee; (ii) Indebtedness of the Guarantor that is subordinate or junior in right of payment to any other Indebtedness of the Guarantor; (iii) Indebtedness of the Guarantor which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to the Guarantor; (iv) Indebtedness which is represented by Disqualified Stock of the Guarantor; (v) any liability for foreign, federal, state, local or other taxes owed or owing by the Guarantor;
(vi) Indebtedness of the Guarantor to a Subsidiary or any other Affiliate of the Guarantor or any of such Affiliate's subsidiaries; (vii) that portion of any Indebtedness which, when incurred, is issued in violation of the Indenture; and
(viii) trade payables owed or owing by the Guarantor.

REDEMPTION OF NOTES

     Optional Redemption. The Notes may not be redeemed at the option of the Company prior to August 15, 2002. During the 12-month period beginning on August 15 of the years indicated below, the Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

                                       YEAR                         PERCENTAGE
                2002..............................................    104.688%
                2003..............................................    103.125%
                2004..............................................    101.563%
                2005 and thereafter...............................    100.000%

     Notwithstanding the foregoing, at any time on or before August 15, 2000, the Company may (but will not have the obligation to) redeem for cash up to 30% of the original aggregate principal amount of the Notes at a redemption price of 109.375% of the principal amount thereof, in each case plus any accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of an Equity Offering; provided that at least 70% of the original principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption will occur within 60 days of the date of the closing of such Equity Offering.

     Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Notes.

MANDATORY OFFERS TO PURCHASE NOTES

     Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Company shall furnish to the Trustee, at least 14 days before notice of an Offer is mailed to all holders of Notes pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "--Change of Control," the Indenture does not contain provisions that permit the holders of Notes to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of the Company with respect to the Notes are subordinated to all Senior Indebtedness of the Company and all obligations of the Company's subsidiaries, existing or future Senior Indebtedness of the Company or obligations of the Company's subsidiaries may prohibit the Company from repurchasing the Notes upon a Change of Control. Moreover, the ability of the Company to repurchase Notes following a Change of Control will be limited by the Company's then-available resources. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Notes. See "--Amendment, Supplement and Waiver."

     The Company expects that prepayment of the Notes following a Change of Control would, and the exercise by holders of Notes of the right to require the Company to purchase Notes may, constitute a default under the Credit Agreement or under Senior Indebtedness of the Company. In the event a Change of Control occurs, the Company will likely be required to refinance the Senior Indebtedness outstanding under the Credit Agreement and the Notes. If there is a Change of Control, any Senior Indebtedness under the Credit Agreement could be accelerated. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Notes. The financing of the purchases of Notes could additionally result in a default under the Credit Agreement or other indebtedness of the Company. The occurrence of a Change of Control may also have an adverse impact on the ability of the Company to obtain additional financing in the future.

     Asset Sales. The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $5,000,000 unless the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property lost, damaged or taken to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness or Indebtedness of the Company's Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date or (d) an Offer expiring on or prior to the Purchase Date (as defined herein). The Indenture also provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 70% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 70% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $6,500,000 (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer (an "Asset Sale Offer") to all holders of Notes to purchase the maximum principal amount of the Notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest to the Purchase Date in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

     To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use such remaining amount for general corporate purposes. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     Although the Credit Agreement will permit the Company to pay interest on the Notes, dividends for other purposes, such as repurchases of Notes by the Company upon an Asset Sale, will not be permitted under the terms of the Credit Agreement. Accordingly, the Company would need to seek the consent of its lenders under the Credit Agreement in order to repurchase Notes with the Net Proceeds of an Asset Sale.

     Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each holder of Notes at such holder's registered address stating: (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Notes that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the Indenture and applicable law and regulations.

     On the Purchase Date for any Offer, the Company will, to the extent required by the Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds, (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

     The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by the Company to repurchase the Notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

     Selection and Notice. In the event of a redemption or purchase of less than all of the Notes, the Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the Notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

     The Indenture contains, among other things, the following covenants:

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company and dividends or distributions payable by a Restricted Subsidiary to a Restricted Subsidiary or to the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of the Company or any of its Restricted Subsidiaries; (iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes; or (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

          (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

          (b) immediately after such Restricted Payment and after giving pro forma effect thereto, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Notes, without duplication, exceeds the sum of (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains or losses from Asset Sales) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing March 1, 1997 and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment; plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by the Company from the issue or sale of Capital Stock or other Equity Interests of the Company subsequent to the date of original issuance of the Notes (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus (3) the amount by which the principal amount of and any accrued interest on either (A) Indebtedness of the Company or (B) any Indebtedness of any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the date of original issuance of the Notes of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange); plus (4) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second paragraph of the "Designation of

     Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (4), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

     Notwithstanding the foregoing, clauses (b) and (c) shall not prohibit as Restricted Payments:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant); provided that payments made pursuant to this paragraph shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (ii) the payment by the Company of a dividend to the Guarantor on the date of issuance of the Original Notes from the proceeds received from the issuance of the Original Notes not to exceed $72 million in cash; provided that payments made pursuant to this paragraph (ii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (iii) any payment by the Company of a dividend to the Guarantor on the date of issuance of the Original Notes or prior to the date of issuance of the Original Notes in an amount equal to the intercompany receivable on such date from Fedders Corporation; provided that payments made pursuant to this paragraph (iii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (iv) the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock or other Equity Interests of the Company (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of other Capital Stock or other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from paragraph (c) of this covenant;

          (v) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary; provided that, if such sale, transfer or disposition constitutes an Asset Sale, the Company complies with the "Asset Sale" provisions of the Indenture, and such Restricted Investments shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (vi) the payment of a dividend to the Guarantor in order to allow the Guarantor to pay its regular quarterly dividend in respect of the Guarantor's Convertible Preferred Stock, Common Stock, Class A Stock and Class B Stock; provided that payments made pursuant to this paragraph (vii) shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (vii) cash dividends or loans from the Company to the Guarantor pursuant to the Services Agreement but in no event exceeding 4% of the revenues of the Company and its Restricted Subsidiaries for the immediately preceding four fiscal quarters; provided, that payments made pursuant to this paragraph (vii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (viii) payments to the Guarantor in an amount equal to the amount of income tax that the Company would have paid had it filed consolidated tax returns on a separate company basis in any given tax year; provided that payments made pursuant to this paragraph (viii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant; and

          (ix) $3,000,000; provided that payments made pursuant to this paragraph (ix) shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant.

     Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Notes) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 on or prior to August 31, 1999 and at least 2.25 to 1 thereafter determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four-quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four-quarter period had been issued at the beginning of such four-quarter period.

     The foregoing limitations will not apply to the issuance of:

          (i) Indebtedness of the Company and/or its Restricted Subsidiaries under the Credit Agreement as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding the greater of (x) the sum of (A) 75% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries on a consolidated basis and (B) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries on a consolidated basis or (y) $50,000,000;

          (ii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, purchase money obligations, capital expenditures or similar financing transactions relating to their properties, assets and rights up to $10,000,000 in aggregate principal amount;

          (iii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount of up to $10,000,000; and

          (iv) Other Permitted Indebtedness.

     Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of the Company except for guarantees issued by Restricted Subsidiaries pursuant to the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant; provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

     Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Company's Cash Flow Coverage Ratio test set forth in the first sentence of the covenant "Limitation on Incurrence of Indebtedness", and (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant "Asset Sales."

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the Notes are equally and ratably secured.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

          (i) applicable law,

          (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i) or (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi) or (viii) of the definition of Other Permitted Indebtedness, or (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant,

          (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary,

          (iv) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

          (v) the Credit Agreement,

          (vi) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v) or (viii) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of Notes than the encumbrances and restrictions in the refinanced Indebtedness, or

          (vii) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

     Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

     Limitation on Transactions With Affiliates. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

     The Indenture further provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $3,500,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless the Company delivers to the
Trustee:

          (i) a resolution of the Board of Directors of the Company stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indenture, and

          (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

          (i) transactions between the Company and any wholly owned Restricted Subsidiary or between wholly owned Restricted Subsidiaries;

          (ii) transactions permitted by the covenant "Limitation on Restricted Payments";

          (iii) compensation paid to officers, employees or consultants of the Company or any subsidiary as determined in good faith by the Company's Board of Directors or executives; or

          (iv) transactions between the Company and the Guarantor or between the Company and a Subsidiary of the Guarantor in the ordinary course of business on terms substantially consistent with past practice.

     Limitation on Senior Subordinated Indebtedness. The Company will not, directly or indirectly, incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any Senior Indebtedness.

     Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries. The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company other than the Notes (the "Other Company Indebtedness") unless (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes then outstanding by such Restricted Subsidiary to the same extent as the guarantee of payment (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any) and (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is Senior Indebtedness, the guarantee for the Notes shall be subordinated in right of payment with the Other Company Indebtedness Guarantee provided, however, that the provisions of this covenant do not apply to guarantees by any Restricted Subsidiary of the Company's Indebtedness under the Credit Agreement as in effect on the date of issuance of the Original Notes.

     Each guarantee of the Notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the Trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer permitted by the Indenture of (a) all of the Company's Capital Stock in such Restricted Subsidiary or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein or (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the Notes.

     Designation of Restricted and Non-Restricted Subsidiaries. The Indenture provides that, subject to the exceptions described below, from and after the date of original issuance of the Notes, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000,000 or less or (B) immediately before and after giving effect to such designation: (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro

Forma Basis; (2) no Default or Event of Default shall have occurred and be continuing; and (3) all Investments made by the Company or by a Restricted Subsidiary of the Company in such Restricted Subsidiary which is being designated a Non-Restricted Subsidiary prior to or on the date such Restricted Subsidiary is being designated a Non-Restricted Subsidiary shall have been permitted pursuant to the covenant "Limitation on Restricted Payments" as if all of such Restricted Payments had been made on the day such Restricted Subsidiary is designated a Non-Restricted Subsidiary (to the extent not previously included as a Restricted Payment) in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of the Company in good faith) of the Equity Interests of such Subsidiary held by the Company and its Restricted Subsidiaries on such date or (ii) the amount of the Investments determined in accordance with GAAP made by the Company and any of its Restricted Subsidiaries in such Restricted Subsidiary; and (4) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant.

     A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. The Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions,
(a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" on a Pro Forma Basis and (b) no Default or Event of Default shall have occurred and be continuing.

     The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of the Company stating that the Board of Directors has made such designation in accordance with the Indenture, and the Company is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Indenture. Such designation will be effective as of the date specified in the applicable resolution which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

MERGER OR CONSOLIDATION

     The Indenture provides that each of the Company and the Guarantor shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company or the Guarantor, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Indenture and the Notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as the case may be, immediately preceding the Disposition, and (ii) be permitted immediately after the Disposition by the terms of the Indenture to issue at least $1.00 of additional Indebtedness pursuant to the first sentence of the covenant "Limitation on Incurrence of Indebtedness" determined on a Pro Forma Basis. The limitations in the Indenture on the Company's ability to make a Disposition described in this paragraph do not restrict the Company's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the Indenture as described herein.

     Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indenture.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF NOTES

     So long as the Notes are outstanding, whether or not the Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Guarantor shall submit for filing with the Commission the annual reports, quarterly reports and other documents relating to the Guarantor and its Subsidiaries that the Guarantor would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Guarantor were subject to such reporting requirements. The Guarantor will also provide to all holders of Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that an Event of Default is: (a) a default for 30 days in payment of interest on the Notes; (b) a default in payment when due of principal or premium, if any, with respect to the Notes; (c) failure by the Company to comply with the provisions described under the captions "--Mandatory Offers to Purchase Notes--Change of Control," "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Incurrence of Indebtedness" or "--Merger or Consolidation;" (d) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, the Indenture or the Notes and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (e) a default by the Company, the Guarantor or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $2,500,000; (f) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $2,500,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry; and (g) certain events of bankruptcy or insolvency involving the Company, the Guarantor or any Significant Subsidiary. In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Notes as described under "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

     A Default or Event of Default under clause (d) is not an Event of Default under the Indenture until the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (g) of the preceding paragraph will result in the Notes automatically becoming due and payable without further action or notice.

     Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable. The holders of a majority in principal amount of the Notes then outstanding under the Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such Notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. Holders of the Notes may not enforce the Indenture, except as provided therein. The Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Notes then outstanding may on behalf of all holders of such Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such Notes, which may only be waived with the consent of each holder of the Notes affected.

     Upon any payment or distribution of assets of the Company and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (g) above involving certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any holders of Notes given the effective structural subordination of the Notes to the obligations of the Subsidiaries of the Company.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon an executive officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES AND STOCKHOLDERS

     No officer, employee, director or stockholder of the Company shall have any liability for any Obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation. Each holder of the Notes by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the Notes. The foregoing waiver may not be effective to waive liabilities under the federal securities laws and the Commission is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Company at any time may terminate all its obligations under the Notes, the Guarantor's Guaranteed Obligations and the Indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes). The Company at any time may terminate (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the Indenture, (2) the operation of clauses (c), (d), (e), and (f) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes shall not be accelerated because of an Event of Default specified in clauses (c), (d), (e) or (f) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of the Company's failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

     To exercise either defeasance option with respect to the Notes outstanding, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal of, premium, if any, and unpaid interest on the Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee of an opinion of counsel to the effect that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

     Holders of Notes may transfer or exchange their Notes in accordance with the Indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither the Company nor the Registrar is required to issue, register the transfer of, or exchange (i) any Note selected for redemption or tendered pursuant to an Offer, or (ii) any Note during the period between (a) the date the Trustee receives notice of a redemption from the Company and the date the Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding under the Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding under the Indenture. Without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption by a successor corporation of the Company's obligations to the holders of Notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of Notes.

     Without the consent of each holder of Notes affected, the Company may not
(i) reduce the principal amount of Notes whose holders must consent to an amendment to the Indenture or a waiver under the Indenture; (ii) reduce the rate on or change the interest payment time of the Notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales") or the price at which the Company is required to offer to purchase the Notes; (iii) reduce the principal of or change the fixed maturity of the Notes; (iv) make the Notes payable in money other than stated in the Notes; (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Notes, or rights of holders of the Notes to receive payment of principal or interest; or (vi) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and Liquidated Damages, if any, with respect to the Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

CERTAIN DEFINITIONS

     Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

     "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause
(i) above, (iii) any trust in which any such persons described in clause (i) or
(ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such persons described above collectively owns 10% or more of the equity of such entity.

     "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the Notes or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (ii) the sale of inventory in the ordinary course of business, (iii) a sale-leaseback of assets within one year following the acquisition of such assets, (iv) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (v) a transfer of assets by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, (vi) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, (vii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under "--Merger or Consolidation," (viii) the sale or disposition of obsolete equipment or other obsolete assets, (ix) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant, or (x) the exchange of assets for other non-cash assets that (a) are useful in the business of the Company and its Restricted Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined in good faith by the Board of Directors or the board of directors of the Restricted Subsidiary which owns such assets).

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Board of Directors" means the Company's board of directors or any authorized committee of such board of directors.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any Preferred Stock.

     "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs), plus (d) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (e) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus (f) all dividend payments on Preferred Stock (whether or not paid in cash) to the extent deducted in computing Consolidated

Net Income; provided, however, that, if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

     "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)) in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

     "Change of Control" means the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company or of the Guarantor; or (ii) the Company or the Guarantor consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company or the Guarantor, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or of the Guarantor is converted into or exchanged for cash, securities or other property, other than any such transaction where
(A) the outstanding Voting Stock of the Company or of the Guarantor is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or of the Guarantor (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or of the Guarantor then in office.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Interest Expense" means, for any given period and person, the aggregate of (i) the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense) and (ii) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted

Subsidiary) on any series of Preferred Stock of such Person and its Restricted Subsidiaries payable to a party other than the Company or a wholly owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP; provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

     "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (ii) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, (iii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) income or loss attributable to discontinued operations shall be excluded; and (vi) all other extraordinary, unusual or nonrecurring gains or losses shall be excluded; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

     "Consolidated Net Worth" means, with respect to any person at any date, the sum of (i) the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Disqualified Stock of such person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company), as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the amount of any Preferred Stock of such person not included in the stockholders' equity of such person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Stock.

     "Credit Agreement" means collectively, the Accounts Financing Agreement between Columbia Specialties, Inc., and Congress Financial Corporation dated December 23, 1992 and the Accounts Financing Agreement by and among Fedders North America, Inc., Emerson Quiet Kool Corporation and Congress Financial Corporation dated December 23, 1992, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements, covenant supplements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $20,000,000 or more and that has been designated by the Company as Senior Indebtedness.

     "Disqualified Stock" with respect to any person means any Capital Stock or Equity Interests that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the Notes, or any Capital Stock or Equity Interests in any Restricted Subsidiary of such person.

     "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation).

     "Equity Offering" means a public or private offering by the Company or Fedders Corporation for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than an offering of Disqualified Stock.

     "Existing Stockholders" means the officers and directors of each of the Company and the Guarantor on the date of issuance of the Original Notes and their respective Affiliates and family members and trusts for the benefit of any of the foregoing.

     "GAAP" means generally accepted accounting principles, consistently applied, as in effect in the United States from time to time. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.

     "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

     "Indebtedness" means, with respect to any person, (i) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; (ii) Disqualified Stock of such person; or (iii) Preferred Stock issued by a Restricted Subsidiary of such person.

     "Investment" means any capital contribution to, or other debt or equity investment in, any Person. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received by the Company or any Restricted Subsidiary in respect of such Investment to the extent not included in Consolidated Net Income.

     "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

     "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date.

     "Non-Restricted Subsidiary" means any Subsidiary of the Company other than a Restricted Subsidiary.

     "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

     "Other Permitted Indebtedness" means:

             (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of original issuance of the Notes and all related Obligations as in effect on such date;

             (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

             (iii) Refinancing Indebtedness; provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, and (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

             (iv) intercompany Indebtedness of and among the Company and its wholly owned Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of the Company not issued in compliance with the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant);

             (v) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Notes; provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

             (vi) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

             (vii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

             (viii) guarantees by a Restricted Subsidiary of Indebtedness of the Company if the Indebtedness so guaranteed is permitted under the Indenture and the Notes are guaranteed by such Restricted Subsidiary to the extent required by the "Limitation on Guaranties of Company Indebtedness by Restricted Subsidiaries" covenant;

             (ix) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business; and

             (x) intercompany Indebtedness of the Company to the Guarantor; provided such Indebtedness does not bear interest.

          "Permitted Liens" means: with respect to the Company and its Restricted Subsidiaries,

          (1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (2) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (3) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (4) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

          (6) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (7) judgment and attachment Liens not giving rise to an Event of Default;

          (8) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

          (9) Liens securing Indebtedness under Hedging Obligations;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

          (11) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

          (12) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (13) Liens existing on the date of original issuance of the Original Notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

          (14) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the Indenture;

          (15) Liens securing Senior Indebtedness or Indebtedness of a Restricted Subsidiary if such Indebtedness is incurred pursuant to the Credit Agreement or is permitted to be incurred pursuant to the first sentence of the covenant "Limitation on Incurrence of Indebtedness";

          (16) Liens securing Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions, which Indebtedness is permitted under the covenant "Limitation on Incurrence of Indebtedness" or "Sale and Leaseback Transactions";

          (17) Liens on property existing at the time of acquisition thereof by the Company or a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition; and

          (18) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $2,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets).

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant), giving pro forma effect to (x) any acquisition or sale of a Person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Refinancing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute for or refund the Notes or Indebtedness contemplated by clause (i) of the definition of Other Permitted

Indebtedness or any Indebtedness issued to so extend, refinance, renew, replace, substitute for or refund such Indebtedness.

     "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include: (i) Investments in marketable securities and other negotiable instruments permitted by the Indenture; (ii) Investments in the Company; (iii) Investments in any Restricted Subsidiary or in a Person that becomes a Restricted Subsidiary as a result of such investment (provided that any Investment in a Restricted Subsidiary or in a Person that becomes a Restricted Subsidiary is made for fair market value (as determined by the Board of Directors in good faith)); or (iv) Investments which exist on the date of the issuance of the Original Notes. The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

     "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the date of issuance of the Original Notes, and (ii) any other Subsidiary of the Company formed, acquired or existing after the date of issuance of the Original Notes that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved by a majority of the Board of Directors; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause
(ii) of this definition.

     "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

     "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the date of issuance of the Notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Senior Indebtedness" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Indebtedness" and (vii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Services Agreement" means the Services Agreement dated as of July 31, 1997 between the Company and Fedders Corporation.

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

     "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

     Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depositary Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participants and/or Indirect Participants, and not on the records maintained by DTC.

     DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Company with portions of the principal amount of the Global Notes allocated by the Company to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or otherwise to take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Transfers of Interests in Global Notes for Certificated Notes."

     Except as described in "--Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Under the terms of the Indenture, the Company, the Guarantor and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.


     DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Guarantor. Neither the Company, the Guarantor nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company, the Guarantor and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.


     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the

Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Guarantor or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Transfers of Interests in Global Notes for Certificated Notes

     An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct Participants and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct Participant or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants (in accordance with DTC's customary procedures).

     Neither the Company, the Guarantor nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Notes, and the Company, the Guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Notes or DTC for all purposes.

Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Notes for its own account as a result of market-making activities or other trading activities in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities.

     The Company and Fedders Corporation will receive no proceeds in connection with the Exchange Offer. Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

                        FEDERAL INCOME TAX CONSEQUENCES

TO EXCHANGING AND NONEXCHANGING HOLDERS

     The exchange of an Original Note for a Note pursuant to the Exchange Offer will not be taxable to the exchanging holders for federal income tax purposes assuming the fair market value of the Original Note equals the fair market value of the Note. As a result (i) an exchanging holder will not recognize any gain or loss on the exchange, (ii) the holding period for the Note will include the holding period for the Original Note and (iii) the basis of the Note will be the same as the basis of the Original Note.

     The Exchange Offer will result in no federal income tax consequences to a nonexchanging holder.

     The preceding discussion reflects the opinion of Cummings & Lockwood, counsel to the Company, as to the material federal income tax consequences expected to result from the Exchange Offer. The discussion is for general information only and does not constitute tax advice. Each holder should consult its own tax adviser as to these and any other federal income tax consequences of the Exchange Offer as well as any tax consequences to it under state, local or other law. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative rulings and practice. Those consequences could be modified by future changes in the relevant law (which changes could be applied retroactively).

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Notes will be passed upon for the Company by Cummings & Lockwood, Stamford, Connecticut. Certain legal matters relating to the Notes will be passed upon for the Initial Purchasers by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS


     The consolidated balance sheets of Fedders Corporation as of August 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended August 31, 1997, which are included or incorporated herein, have been audited by BDO Seidman, LLP, independent certified public accountants as set forth in their report thereon included or incorporated herein. Such consolidated financial statements are included or incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     Fedders Corporation is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by Fedders Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov). In addition, certain classes of securities of Fedders Corporation are listed on the New York Stock Exchange, and such material can be inspected at the public reference facilities of such exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following document filed with the Commission by Fedders Corporation is incorporated by reference in this Prospectus: its Annual Report on Form 10-K for the fiscal year ended August 31, 1997. Any statement contained in such report shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in a subsequent report filed by Fedders Corporation under the Exchange Act modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     Fedders Corporation will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of the document incorporated herein by reference (other than exhibits to such document unless such exhibits are specifically incorporated by reference into such document). Written or telephone requests should be directed to the Secretary of Fedders Corporation at its principal executive offices, which are located at 505 Martinsville Road, P.O. Box 813, Liberty Corner, New Jersey 07938; telephone number: (908) 604-8686; facsimile number: (908) 604-0715.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
Consolidated Statements of Operations for the Years Ended August 31, 1995, 1996 and
  1997................................................................................    F-2
Consolidated Balance Sheets as of August 31, 1996 and 1997............................    F-3
Consolidated Statements of Cash Flows for the Years Ended August 31, 1995, 1996 and
  1997................................................................................    F-4
Consolidated Statements of Stockholders' Equity for the Years Ended August 31, 1995,
  1996 and 1997.......................................................................    F-5
Notes to Consolidated Financial Statements............................................    F-6
Report of Independent Certified Public Accountants....................................   F-20
Quarterly Financial Data (unaudited)..................................................   F-21

                              FEDDERS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   YEARS ENDED AUGUST 31,
                                                             ----------------------------------
                                                               1995         1996         1997
                                                             --------     --------     --------
                                                                   (DOLLARS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
Net sales................................................    $316,494     $371,772     $314,100
Costs and expenses:
  Cost of sales..........................................     249,369      288,744      244,024
  Selling, general and administrative....................      29,472       32,040       38,347
                                                             --------     --------     --------
                                                              278,841      320,784      282,371
                                                             --------     --------     --------
Operating income.........................................      37,653       50,988       31,729
Minority interest in joint venture.......................          --          230          568
Interest expense (net of interest income of $751, $1,410
  and $920 for the years ended August 31, 1995, 1996 and
  1997, respectively)....................................      (1,962)        (952)      (3,430)
                                                             --------     --------     --------
Income before income taxes...............................      35,691       50,266       28,867
Federal, state and foreign income taxes..................       6,187       19,108       10,103
                                                             --------     --------     --------
Net income...............................................      29,504       31,158       18,764
Preferred stock dividend requirement.....................          --          151        2,420
                                                             --------     --------     --------
Net income attributable to common
  stockholders...........................................    $ 29,504     $ 31,007     $ 16,344
                                                             ========     ========     ========
Primary earnings per share...............................    $   0.72     $   0.74     $   0.40
                                                             ========     ========     ========
Dividends declared per share:
  Preferred..............................................          --     $  0.050     $  0.318
  Common.................................................    $  0.020        0.080        0.080
  Class A................................................       0.020        0.080        0.080
  Class B................................................       0.018        0.072        0.072


                            See accompanying notes.

                              FEDDERS CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                                              AUGUST 31,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
                                                                              (DOLLARS IN
                                                                           THOUSANDS, EXCEPT
                                                                              SHARE DATA)
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 90,295      110,393
  Accounts receivable (less allowances of $1,952 $1,834 in 1996 and
     1997, respectively)...............................................     7,975        9,060
  Inventories..........................................................    53,446       62,887
  Deferred income taxes................................................     3,584        4,070
  Other current assets.................................................     3,366        8,917
                                                                         --------     --------
Total current assets...................................................   158,666      195,327
Net property, plant and equipment......................................    62,872       63,994
Deferred income taxes..................................................     7,364        6,374
Goodwill...............................................................    58,556       56,858
Other assets...........................................................     2,762        6,461
                                                                         --------     --------
                                                                         $290,220     $329,014
                                                                         ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt....................................  $  1,889     $  1,891
  Accounts payable.....................................................    16,514       10,591
  Income taxes payable.................................................    15,391       10,027
  Accrued expenses.....................................................    38,055       31,082
                                                                         --------     --------
Total current liabilities..............................................    71,849       53,591
Long-term debt.........................................................    38,517      113,489
Other long-term liabilities:
  Warranty.............................................................     3,679        2,780
  Other................................................................    10,816        8,427
Minority interest in joint venture.....................................     5,608        5,040
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $1 par value, 15,000,000 shares authorized,
     7,643,061 and 6,809,184 issued at August 31, 1996 and 1997,
     respectively......................................................     7,643        6,809
  Common Stock, $1 par value, 80,000,000 shares authorized, 18,989,798
     and 18,989,898 issued at August 31, 1996 and 1997, respectively...    18,990       18,990
  Class A Stock, $1 par value, 60,000,000 shares authorized, 19,415,916 and 20,074,281 shares issued at August 31, 1996 and 1997,
     respectively......................................................    19,416       20,074
  Class B Stock, $1 par value, 7,500,000 shares authorized, 2,266,706 and 2,266,606 issued and outstanding at August 31, 1996 and 1997,
     respectively......................................................     2,267        2,267
  Additional paid-in capital...........................................    87,728       85,702
  Retained earnings (deficit)..........................................    23,865       37,024
  Treasury stock, at cost, 4,334,800 shares of Class A Stock at August
     31, 1997..........................................................        --      (25,041)
Cumulative translation adjustment......................................      (158)        (138)
                                                                         --------     --------
Total stockholders' equity.............................................   159,751     $145,687
                                                                         --------     --------
                                                                         $290,220     $329,014
                                                                         ========     ========


                            See accompanying notes.

                              FEDDERS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    YEARS ENDED AUGUST 31,
                                                               --------------------------------
                                                                1995        1996         1997
                                                               -------     -------     --------
                                                                    (DOLLARS IN THOUSANDS)
Operating activities:
  Net income.................................................  $29,504     $31,158     $ 18,764
  Adjustments to reconcile net income to net cash from
     operating activities:
       Depreciation and amortization.........................    7,519       6,578        9,935
       Tax benefit related to stock options exercised........    2,900         437          479
       Deferred income taxes.................................   (5,406)     (1,717)         504
  Changes in operating assets and liabilities (net of the
     effect of the merger in 1996):
       Accounts receivable, net..............................    3,993       4,402       (1,085)
       Inventories...........................................  (10,972)     (7,856)      (9,441)
       Other current assets..................................     (219)       (628)      (5,551)
       Other assets..........................................      175        (568)        (335)
       Accounts payable......................................      276      (2,887)      (5,923)
       Accrued expenses......................................    6,617       3,784       (6,973)
       Income taxes payable..................................    8,373       6,243       (5,364)
       Other long-term liabilities...........................    1,643       3,151       (3,288)
       Other.................................................      184        (226)        (548)
                                                               --------    -------     --------
Net cash provided by (used in) operations....................   44,587      41,871       (8,826)
                                                               --------    -------     --------
Investing activities:
  Additions to property, plant and equipment.................   (9,041)     (7,043)      (9,236)
  Disposal of property, plant and equipment..................      521         535          428
                                                               --------    -------     --------
Net cash used in investing activities........................   (8,520)     (6,508)      (8,808)
                                                               --------    -------     --------
Financing activities:
  Net proceeds from issuance of 9 3/8% senior subordinated
     notes...................................................       --          --       96,025
  Repayment and redemption of 8 1/2% convertible subordinated
     debentures..............................................       --          --      (22,806)
  Repayments of NYCOR short-term borrowing...................       --      (3,000)          --
  Repayments of long-term debt...............................  (13,866)       (678)      (1,992)
  Proceeds from stock options exercised......................      692       1,868        1,727
  Net proceeds from (repayments of) Fedders Xinle
     financing...............................................       --       6,282         (168)
  Repayment of Fedders Xinle short-term debt.................       --      (3,396)          --
  Purchase of Preferred Stock................................       --          --       (4,408)
  Purchase of Class A Stock..................................       --          --      (25,041)
  Cash dividends.............................................     (797)     (3,252)      (5,605)
  Expenses related to the NYCOR merger.......................       --        (599)          --
  Proceeds from notes due on common stock purchases..........      742          --           --
                                                               --------    -------     --------
Net cash (used in) provided by financing activities..........  (13,229)     (2,775)      37,732
                                                               --------    -------     --------
Net increase in cash and cash equivalents....................   22,838      32,588       20,098
Cash and cash equivalents at beginning of period.............   34,869      57,707       90,295
                                                               --------    -------     --------
Cash and cash equivalents at end of period...................  $57,707     $90,295     $110,393
                                                               ========    =======     ========
Supplemental disclosures:
Net interest paid............................................  $ 1,904     $ 2,249     $  3,406
Net income taxes paid (refunded).............................      492      13,513       14,090
Noncash investing and financing activities:
The issuance of 7,643,036 shares of Convertible Preferred
  Stock at a price of $6.25 in exchange for all the
  outstanding shares of Common, Class A and Class B stock of
  NYCOR (note 13)............................................       --     $47,769


                            See accompanying notes.

                              FEDDERS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                    ADDITIONAL  RETAINED  CUMULATIVE   NOTES DUE ON
                              PREFERRED  COMMON   CLASS A  CLASS B   PAID-IN    EARNINGS  TRANSLATION  COMMON STOCK  TREASURY
                                STOCK     STOCK    STOCK    STOCK    CAPITAL    (DEFICIT) ADJUSTMENTS   PURCHASES     STOCK
                              ---------  -------  -------  -------  ----------  --------  -----------  ------------  --------
                                                                  (DOLLARS IN THOUSANDS)
August 31, 1994..............       --   $19,642  $10,625  $2,268    $ 51,423   $(24,764)    $(169)       $ (742)    $ (8,966)
                                ------   -------  -------  ------     -------   -------       ----          ----       ------
Net income...................       --       --       --       --          --    29,504         --            --           --
Stock dividend...............       --       --    7,984       --          --    (7,984)        --            --           --
Conversion of Class B to
  Common Stock...............       --        1       --       (1)         --        --         --            --           --
Dividends declared...........       --       --       --       --          --      (797)        --            --           --
Stock options exercised......       --       --      222       --         470        --         --            --           --
Tax benefit related to stock
  options exercised..........       --       --       --       --       2,900        --         --            --           --
Repayment of common stock
  notes......................       --       --       --       --          --        --         --           742           --
Retirement of treasury
  stock......................       --     (654)      --       --      (8,312)       --         --            --        8,966
Foreign currency
  translation................       --       --       --       --          --        --        184            --           --
                                ------   -------  -------  ------     -------   -------       ----          ----       ------
August 31, 1995..............       --   $18,989  $18,831  $2,267    $ 46,481   $(4,041)     $  15        $   --     $     --
Net income...................       --       --       --       --          --    31,158         --            --           --
Issuance of Preferred
  Stock......................  $ 7,643       --       --       --      40,126        --         --            --           --
Expenses related to the NYCOR
  merger.....................       --       --       --       --        (599)       --         --            --           --
Tax benefit related to stock
  options exercised..........       --       --       --       --         437        --         --            --           --
Conversion of Class B to
  Common Stock...............       --        1       --       --          --        --         --            --           --
Dividends declared...........       --       --       --       --          --    (3,252)        --            --           --
Stock options exercised......       --       --      585       --       1,283        --         --            --           --
Foreign currency
  translation................       --       --       --       --          --        --       (173)           --           --
                                ------   -------  -------  ------     -------   -------       ----          ----       ------
August 31, 1996..............  $ 7,643   $18,990  $19,416  $2,267    $ 87,728   $23,865      $(158)           --           --
Net income...................       --       --       --       --          --    18,764         --            --           --
Conversion of Preferred to
  Class A Stock..............     (129)      --      129       --          --        --         --            --           --
Purchase of Preferred
  Stock......................     (705)      --       --       --      (3,703)       --         --            --           --
Tax benefit related to stock
  options exercised..........       --       --       --       --         479        --         --            --           --
Dividends declared...........       --       --       --       --          --    (5,605)        --            --           --
Purchase of Class A Stock....       --       --       --       --          --        --         --            --      (25,041)
Stock options exercised......       --       --      529       --       1,198        --         --            --           --
Foreign currency
  translation................       --       --       --       --          --        --         20            --           --
                                ------   -------  -------  ------     -------   -------       ----          ----       ------
August 31, 1997..............  $ 6,809   $18,990  $20,074  $2,267    $ 85,702   $37,024      $(138)           --     $(25,041)
                                ======   =======  =======  ======     =======   =======       ====          ====       ======


                            See accompanying notes.

                              FEDDERS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (DOLLAR AND STOCK OPTION AMOUNTS, EXCEPT PER SHARE AND MARKET DATA, ARE IN
                                  THOUSANDS.)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of Fedders Corporation and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Net sales

     Sales are recorded at time of shipment, net of provisions for sales allowances, warranty and similar items.

  Warranty and return policy

     Fedders Corporation's warranty policy generally provides five-year coverage for sealed systems including compressors, two-year coverage on motors and one-year coverage on all other parts and labor related to air conditioners sold in North America. Fedders Corporation's policy is to accrue the estimated cost of warranty coverage and returns at the time the sale is recorded. The policy with respect to sales returns generally provides that a customer may not return inventory except at Fedders Corporation's option.

  Foreign currency translation

     Assets and liabilities of Fedders Corporation's foreign subsidiaries are translated at the rate of exchange in effect at the end of the period. Net sales and expenses are translated at the average rate of exchange for the period. Translation adjustments are reflected as a separate component of stockholders' equity.

  Cash and cash equivalents

     Fedders Corporation considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of the first-in, first-out (FIFO) cost or market. Fedders Corporation reviews inventory periodically for slow-moving and obsolete items. Write downs, which have historically been insignificant, are recorded in the period in which they are identified. Inventories consist of the following:

                                                                       AUGUST 31,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
        Finished goods...........................................  $21,711     $32,233
        Work in process..........................................    6,652       6,631
        Raw materials and supplies...............................   25,083      24,023
                                                                   -------     -------
                                                                   $53,446     $62,887
                                                                   =======     =======

                              FEDDERS CORPORATION

  Property, plant and equipment

     Replacements, betterments and additions to property, plant and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in income. Property, plant and equipment at cost consist of the following:


                                                                             AUGUST 31,
                                                        ESTIMATED       ---------------------
                                                       USEFUL LIFE        1996         1997
                                                     ---------------    --------     --------
    Land and improvements..........................                     $  3,830     $  3,924
    Buildings......................................  20 to 30 years       23,915       24,349
    Machinery and equipment........................  5 to 12 years        84,887       87,421
    Machinery and equipment under capital leases...  12 years              8,191        8,647
                                                                        --------      -------
    Property, plant and equipment..................                      120,823      124,341
    Accumulated depreciation.......................                       57,951       60,347
                                                                        --------      -------
                                                                        $ 62,872     $ 63,994
                                                                        ========      =======



     Depreciation is provided on the straight-line basis over the estimated useful life of each asset as noted above. Depreciation expense includes a write down of certain idle fixed assets to estimated realizable value amounting to $2,694 in 1996. Accumulated depreciation includes $297 and $1,005 of depreciation related to equipment under capital leases in 1996 and 1997, respectively.


  Goodwill and other assets

     Other assets consist primarily of intangible assets which, other than goodwill, are amortized over periods from one to eight years using the straight-line method. Goodwill is amortized over 40 years using the straight-line method and recoverability is evaluated periodically based on the expected undiscounted net cash flows of the related businesses. Goodwill and other assets are net of accumulated amortization of $8,640 and $10,472 at August 31, 1996 and 1997, respectively. At August 31, 1996, goodwill included $53,192 resulting from the merger with NYCOR, Inc. ("NYCOR") on August 13, 1996 (note 13).

  Accrued expenses

     Accrued expenses consist of the following:

                                                                           AUGUST 31,
                                                                       -------------------
                                                                        1996        1997
                                                                       -------     -------
    Warranty.........................................................  $ 4,019     $ 4,047
    Marketing programs...............................................   16,345      11,686
    Salaries and benefits............................................    7,964       7,876
    Other............................................................    9,727       7,473
                                                                       -------     -------
                                                                       $38,055     $31,082
                                                                       =======     =======

  Income taxes

     Deferred income taxes are provided to reflect the tax effects of "temporary differences" between assets and liabilities for financial reporting purposes and income tax purposes. Provisions are also made for U.S. income taxes on undistributed earnings of foreign subsidiaries not considered to be indefinitely reinvested (note 7).

                              FEDDERS CORPORATION

  Research and development costs

     All research and development costs are charged to expense as incurred and amounted to $2,742, $3,891, and $6,268 in 1995, 1996 and 1997, respectively.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Risks and uncertainties


     Approximately 15% of Fedders Corporation's employees are covered by a three-year collective bargaining agreement, which expired in August 1997. The Company and the union representing employees of Rotorex Company, Inc. ("Rotorex") were unable to reach agreement prior to the expiration, and the employees covered by the collective bargaining agreement struck. Rotorex continues to operate using temporary replacement workers. The Company believes that this will not have a material adverse effect on its financial condition or results of operations.


     Another 34% of the employees are covered by collective bargaining agreements which expire in October 1998.

  Effect of new accounting pronouncements


     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which establishes accounting standards for, among other things, the impairment of long-lived assets and certain identifiable intangibles. The adoption of this pronouncement on September 1, 1996 did not have a material effect on Fedders Corporation's consolidated financial statements.


     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." On September 1, 1996, Fedders Corporation adopted SFAS No. 123 and chose to continue the application of APB Opinion 25 and related interpretations in accounting for its stock options. As a result, the adoption of SFAS No. 123 did not have a material effect on Fedders Corporation's consolidated financial statements.


     In February 1997, the FASB issued SFAS 128 "Earnings Per Share," which establishes standards for computing and presenting earnings per share. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Basic earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed similarly to fully diluted earnings per share. The standard is effective for financial statements for periods ending after December 15, 1997, with earlier application not permitted.



     Under the provisions of SFAS No. 128 pro forma basic earnings per share would have been $0.74, $0.77 and $0.42 in 1995, 1996 and 1997, respectively, and pro forma diluted earnings per share would have been $0.72, 0.74 and $0.39 in 1995, 1996 and 1997 respectively.



     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," were issued. SFAS No. 130 addresses standards for reporting and display of comprehensive income and its components, and SFAS No. 131 requires disclosure of reportable operating segments. Both statements are effective for Fedders Corporation's 1999 fiscal year. Fedders Corporation will review these pronouncements to determine their applicability if any.

                              FEDDERS CORPORATION

  Amounts per share


     Primary earnings per share are computed by dividing net income attributable to common stockholders by the weighted average number of shares of Common, Class A and Class B Stock and other common stock equivalents outstanding during the year: 41,001,000, 41,997,000 and 40,888,000 in 1995, 1996 and 1997,
respectively. Fully diluted earnings per share were not materially dilutive for all years and, accordingly, are not presented.



2.  TRANSACTIONS WITH NYCOR



     On August 13, 1996, upon receiving over two-thirds majority approval of all Common and Class B stockholders, Fedders Corporation merged with NYCOR. One share of Fedders Convertible Preferred Stock was issued for each share of NYCOR Common, Class A and Class B stock (note 13).



     Prior to the merger, Fedders Corporation had an agreement with NYCOR for the supply of up to 800,000 compressors annually through 2003 with two renewable options. Purchases from NYCOR, at negotiated market prices, amounted to $52,381 and $53,878 in 1995 and 1996, respectively. Certain officers and directors of Fedders Corporation were also officers and/or directors of NYCOR and had significant stockholdings in both companies.


3.  LITIGATION

     Fedders Corporation is involved in litigation, both as plaintiff and defendant, incidental to the conduct of its business. It is the opinion of management, after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on the accompanying financial statements.

4.  SHORT-TERM BORROWING


     At August 31, 1996 and 1997, Fedders Corporation had no short-term borrowing outstanding under the revolving credit facility with a commercial finance company. Availability under the facility of $40,000 and $50,000 at August 31, 1996 and 1997, respectively, is based on accounts receivable and inventory, and the facility requires maintenance of certain financial covenants. The maximum amount outstanding under the credit facility was $37,877 and $50,000 during fiscal 1996 and 1997, respectively. The average amount outstanding and average rate of interest charged on outstanding borrowings under the credit facility were $5,596 and 9.8% in fiscal 1996 and $14,974 and 8.6% in fiscal 1997. The credit facility is collateralized by substantially all of Fedders Corporation's assets and is in effect until February 2000. The rate of interest on the facility is the prime rate.

                              FEDDERS CORPORATION

5.  LONG-TERM DEBT


     Long-term debt consists of the following:



                                                                        AUGUST 31,
                                                                 ------------------------
                                                                    1996          1997
                                                                 ----------     ---------
        9 3/8% senior subordinated notes due in 2007:
        $100,000 principal amount less unamortized discount
          of $477............................................           --      $  99,523
        8 1/2% convertible subordinated debentures due
          2012...............................................     $ 22,806             --
        Fedders Xinle 15.175% promissory note................        6,299          6,131
        Promissory note payable to the State of Illinois,
          interest at 1%.....................................        4,196          3,859
        Capital lease obligations and other..................        7,105          5,867
                                                                   -------       --------
                                                                    40,406        115,380
        Less current maturities..............................        1,889          1,891
                                                                   -------       --------
                                                                  $ 38,517      $ 113,489
                                                                   =======       ========



     Aggregate amounts of long-term debt, excluding capital leases and other of $5,867, maturing in each of the years ended August 31 are: 1998 - $339, 1999 - $342, 2000 - $346, 2001 - $349, 2002 - $352 and thereafter $107,785.



     In August 1997, a subsidiary of the Company issued $100,000 principal amount of 9 3/8% senior subordinated notes due in 2007. The notes are guaranteed by the Company on a senior subordinated basis. The notes may be redeemed after August 2002 at a redemption price of 104.688% of the principal amount. The provisions of the notes limit, among other things, the payment of dividends by the subsidiary.



     In August 1997, the Company satisfied its obligation on the 8 1/2% convertible subordinated debentures due 2012 which were convertible into the Company's Preferred Stock.



     The $6,131 long-term promissory note of Fedders Xinle is payable to a People's Republic of China bank and matures in 2008. The loan is secured by certain joint venture assets and is not guaranteed by Fedders Corporation or its other subsidiaries.


     The loan from the State of Illinois has an interest rate of 1%, is to be paid over the next 11 years, and is collateralized by a mortgage on the Illinois facility.

6.  LEASES

  Capital Leases


     Aggregate future minimum rental payments under capital leases primarily assumed in connection with the NYCOR merger (note 13) for the years ended August 31 are as follows: 1998 - $2,103, 1999 - $2,086, 2000 - $2,232, 2001 - $214,
2002 - $214 and thereafter $189. The present value of net minimum lease payments is $5,867 excluding the interest portion of $1,171.


  Operating Leases


     Fedders Corporation leases certain property and equipment under operating leases, which expire over the next five years. Most of these operating leases contain one of the following options: (a) Fedders Corporation may, at the end of the initial lease term, purchase the property at the then fair market value or
(b) Fedders

                              FEDDERS CORPORATION

Corporation may renew its lease at the then fair rental value for a period of one month to four years. Minimum payments for operating leases having initial or remaining non-cancelable terms are as follows: $3,473, $3,065, $1,978, $1,742 and $895 in 1998, 1999, 2000, 2001 and 2002, respectively, and total $11,153.
Total rent expense for all operating leases amounted to $2,083, $2,025 and $3,749 in 1995, 1996 and 1997, respectively.

7.  INCOME TAXES

     The provision for income tax (benefit) consists of the following components:

                                                                YEARS ENDED AUGUST 31,
                                                            -------------------------------
                                                             1995        1996        1997
                                                            -------     -------     -------
    Current:
      Federal.............................................  $ 6,258     $18,047       8,005
      State...............................................    2,378       2,253         714
      Foreign.............................................       57          88         401
                                                               ----     -------     -------
                                                              8,693      20,388       9,120
                                                               ----     -------     -------
    Charge in lieu of income taxes........................    2,900         437         479
                                                               ----     -------     -------
    Deferred:
      Federal.............................................   (4,392)     (1,530)        380
      State...............................................   (1,014)       (187)        124
                                                               ----     -------     -------
                                                             (5,406)     (1,717)        504
                                                               ----     -------     -------
                                                            $ 6,187     $19,108     $10,103
                                                               ====     =======     =======


     The exercise of stock options to acquire shares of Fedders Corporation's Class A Stock create a compensation deduction for income tax purposes for which no corresponding expense was required for financial reporting purposes. The tax benefits related to these deductions are reflected as a charge in lieu of income taxes and a credit to additional paid-in capital.


     Deferred income taxes result from "temporary differences" between assets and liabilities for financial reporting purposes and income tax purposes. The principal temporary differences and carryforwards giving rise to deferred tax assets and liabilities are as follows:


                                                                           AUGUST 31,
                                                                       -------------------
                                                                        1996        1997
                                                                       -------     -------
    Warranty.........................................................  $ 3,065     $ 2,498
    Depreciation.....................................................      392      (1,263)
    Employee benefit programs........................................    3,525       4,560
    Inventory........................................................    1,710       2,249
    Net operating loss carryforwards.................................    7,598       8,221
    Other............................................................    1,683         915
                                                                        ------     -------
                                                                        17,973      17,180
    Valuation allowance..............................................   (7,025)     (6,736)
                                                                        ------     -------
                                                                       $10,948     $10,444
                                                                        ======     =======


     In connection with the NYCOR merger in August 1996, net deferred tax assets were increased by $5,000, net of a valuation allowance of $6,584, attributable to temporary differences, and to tax loss, and tax credit carryforwards of NYCOR and its subsidiaries which Fedders Corporation expects to utilize over the carryforward periods.

                              FEDDERS CORPORATION

     The decrease in the deferred tax asset valuation allowance resulted from the utilization of net operating loss carryforwards and, a change in Fedders Corporation's estimate of the utilization of temporary differences based primarily on improved operating results.


     The difference between the United States statutory income tax rate and the consolidated effective income tax rate is due to the following items:


                                                               YEARS ENDED AUGUST 31,
                                                          ---------------------------------
                                                           1995         1996         1997
                                                          -------      -------      -------
    Expected tax at statutory rate......................  $12,492      $17,593      $10,103
    Valuation allowance reflected in current income.....   (7,851)        (325)        (289)
    State taxes, less federal income tax benefit........      887        1,343          545
    Prior year provisions no longer required............       --           --         (675)
    Other...............................................      659          497          419
                                                          -------      -------      -------
                                                          $ 6,187      $19,108      $10,103
                                                          =======      =======      =======



     At August 31, 1997, Fedders Corporation had Canadian net operating loss carryforwards of approximately $556 that expire in the years 2002 through 2003, and U.S. net operating loss and tax credit carryforwards related to NYCOR of approximately $17,000 and $1,000, respectively, which are restricted as to use and expire in the years 2001 through 2010. All prior U.S. net operating loss and credit carryforwards were utilized at August 31, 1995.


8.  SEGMENT INFORMATION


     Fedders Corporation operates in one industry segment and sells its room air conditioners primarily direct to retailers and also through private label arrangements and distributors. One customer accounted for 26% of net sales in 1995, 30% of net sales in 1996 and 27% of net sales in 1997. A second customer accounted for 19% of net sales in 1997, and a third customer accounted for 10% in 1995.



     International sales were approximately $12,892 in 1995, $24,458 in 1996 and $45,012 in 1997 and were made principally to Canada, Mexico, Europe and Asia.


9.  CAPITAL STOCK


     Preferred Stock: In fiscal 1996, 7,643,036 shares of Convertible Preferred Stock ("Preferred Stock") were issued to NYCOR's stockholders on a share-for-share basis in exchange for their Common, Class A and Class B Stock to consummate the merger with NYCOR (notes 2 and 13). In August 1997, the Company called for redemption its Preferred Stock. In September 1997, each share of Preferred Stock was redeemed for 1.022 shares of Class A Stock based on the average closing price of $6.113 of the Class A Stock. Fractional shares and all accounts holding 100 shares or less were paid in cash at the rate of $6.25 per share. During fiscal 1997, 705,233 shares of Preferred Stock were repurchased under the Company's stock repurchase program and were retired



     Common Stock: Shares of Common Stock are reserved for the conversion of Class A and Class B Stock as indicated herein.



     Class A Stock: In 1995, Fedders Corporation issued 7,984,000 shares of Class A Stock through a stock dividend. During fiscal 1997, 4,334,800 shares were repurchased under the Company's stock repurchase program and are held in treasury. At August 31, 1997, 6,959,000 shares are reserved for conversion of Fedders Corporation's Convertible Preferred Stock. At August 31, 1997, 10,138,000 shares of Class A Stock are reserved under Fedders Corporation's stock option plans. Class A Stock has rights, including dividend rights, substantially identical to the Common Stock, except that the Class A Stock is not entitled to vote except to the extent provided under Delaware law. Class A Stock is immediately convertible into Common Stock on

                              FEDDERS CORPORATION
a share-for-share basis upon conversion of all of the Class B Stock and accordingly, at August 31, 1997, 37,171,281 shares of Common Stock are reserved for such conversion.



     Class B Stock: Class B Stock is immediately convertible into Common Stock on a share-for-share basis and accordingly, at August 31, 1997, 2,266,606 shares of Common Stock are reserved for such conversion. Class B Stock has greater voting power, in certain circumstances, ten-to-one, in the election of directors but receives a lower dividend, if declared, equal to 90% of the dividend on Common Stock and has limited transferability. Class B Stock also votes separately, as a class, on certain significant issues.


10.  STOCK OPTION PLANS

     All stock option plans, as approved by the stockholders, provide for the granting to employees and officers of incentive stock options (as defined under current tax laws) and non-qualified stock options. All of the plans provide for the granting of non-qualified stock options to directors who are not employees. Stock options are exercisable one year after the date of grant and, if not exercised, will expire five years from the date of grant. Certain options are only exercisable at the end of five years.


     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock option plans been determined consistent with FASB No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.



                                                                        1996        1997
                                                                       -------     -------
    Net income attributable to common stockholders:
      As reported....................................................  $31,007     $16,344
      Pro forma......................................................   30,642      14,801
    Primary earnings per share:
      As reported....................................................  $  0.74     $  0.40
      Pro forma......................................................     0.73        0.36



     The stock option plan summary and changes during each year is presented below:



                                                                       YEARS ENDED AUGUST 31,
                                                                    -----------------------------
                                                                     1995       1996       1997
                                                                    -------    -------    -------
Options outstanding at beginning of year..........................    3,903      4,715      4,852
Granted...........................................................      403        752      1,761
Canceled..........................................................     (300)       (30)       (92)
Exercised.........................................................     (218)      (585)      (529)
                                                                    -------    -------    -------
Options outstanding prior to stock dividend-related adjustments...    3,788      4,852      5,992
Stock dividend-related adjustments(a).............................      927         --         --
                                                                    -------    -------    -------
Options outstanding at end of year................................    4,715      4,852      5,992
                                                                    =======    =======    =======
Options exercisable at end of year................................    3,336      3,682      3,385
                                                                    =======    =======    =======
Exercise price per share..........................................  $  2.33    $  1.69    $  1.87
                                                                    to 4.70    to 4.87    to 5.50


------------------------------
(a) In connection with stock dividends distributed in 1995, all options were adjusted to reflect a 25% increase.


     Options exercisable at August 31, 1997 have an average exercise price of $3.64. The fair value of the stock options granted during 1997 and 1996 was $2,478 and $821, respectively, on the date of grant using the Black Scholes option-pricing model. The weighted-average assumptions used were:
1997 -- expected dividend yield of $.08 per share, risk-free interest rate of 6.1%, an expected life of 4 years and an expected volatility of

                              FEDDERS CORPORATION

32%; 1996 -- expected dividend yield of $.08 per share, risk-free interest rate of 6.3%, an expected life of 4.7 years and an expected volatility of 32%.



     The following table summarizes information on stock options outstanding at August 31, 1997:



                                                    OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                        -------------------------------------------     ---------------------------
                                            NUMBER          WEIGHTED       WEIGHTED         NUMBER         WEIGHTED
                                        OUTSTANDING AT       AVERAGE       AVERAGE      EXERCISABLE AT     AVERAGE
                                          AUGUST 31,       CONTRACTUAL     EXERCISE       AUGUST 31,       EXERCISE
       RANGE OF EXERCISE PRICES              1997             LIFE          PRICE            1997           PRICE
--------------------------------------  --------------     -----------     --------     --------------     --------
$1.87-2.93............................       1,178             4.6          $ 2.68             241          $ 2.34
$3.00-3.53............................         688             2.9            3.29             688            3.29
$3.60-3.93............................       1,820             2.6            3.63           1,820            3.63
$4.00-4.50............................         471             4.0            4.41             471            4.41
$4.75-4.87............................       1,685             5.5            4.75              65            4.87
$5.13-5.50............................         150             5.7            5.25             100            5.13
                                               ---            ----           -----            ----
                                             5,992             4.1          $ 3.80           3,385          $ 3.64


11.  PENSION PLANS AND OTHER RETIREMENT BENEFITS


     Fedders Corporation maintains a 401(k) defined contribution plan covering all U.S. employees. Fedders Corporation matching contributions under the plan are based on the level of individual participant contributions and amounted to $756 in 1995 $1,171 in 1996 and $1,340 in 1997. In 1996, Fedders Corporation
terminated its defined pension benefit plan that was curtailed in 1993 with no material gain or loss recognized.



     Fedders Corporation has an agreement with an officer that has a term of ten years from any point in time and provides for salary during the employment period, a disability program, postretirement benefits and a death benefit in an amount equal to ten times the prior year's compensation, payable by Fedders Corporation over ten years. The estimated present value of future non-salary benefits payable under the agreement has been determined based upon certain assumptions and is being amortized over the expected remaining years of service to Fedders Corporation. The agreement was adjusted in 1996 to include terms of the NYCOR merger (note 13) to maintain employees and directors of NYCOR in the same economic position as immediately prior to the merger.



     Fedders Corporation provides a portion of health care and life insurance benefits for retired employees who elect to participate in Fedders Corporation's plan. SFAS No. 106, which requires accrual accounting for all postretirement benefits other than pension. At August 31, 1996 and 1997 postretirement benefits were fully accrued.


12.  JOINT VENTURE


     On November 7, 1995, Fedders Corporation entered into a joint venture with the Ningbo General Air Conditioner Factory ("Ningbo"), Ningbo City, Zhejiang Province, People's Republic of China ("P.R.C.") to manufacture room air conditioners in China. The joint venture, Fedders Xinle Co., Ltd., was capitalized with Fedders Corporation's contribution of approximately $8,400 of cash plus know-how for a 60% interest in the joint venture. Ningbo contributed the factory, equipment and other assets valued at $5,600 for a 40% interest. The equivalent of approximately $10,300 in long-term financing was provided by a P.R.C. bank for the joint venture which is not guaranteed by Fedders Corporation. At August 31, 1997, $6,131 was outstanding under this long-term financing. The financial statements of the joint venture are consolidated herein.

                              FEDDERS CORPORATION

13.  MERGER

     On August 13, 1996, Fedders Corporation merged with NYCOR, a manufacturer of rotary compressors and thermoelectric heating and cooling modules. Consideration consisted of 7,643,000 shares of Preferred Stock with a value of approximately $47,769. The merger was accounted for using the purchase method, with the consideration allocated to the assets acquired based on their estimated fair values as of the merger date. The purchase price plus the fair value of net liabilities assumed was allocated to goodwill which is being amortized on a straight line basis over 40 years.

     Fedders Corporation's consolidated financial statements include the operating results of NYCOR since August 13, 1996. The following table presents the unaudited pro forma results of operations as if these transactions occurred on September 1, 1994. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have actually occurred had the merger been consummated at the beginning of fiscal 1995 or of results which may occur in the future.


                                                                      YEARS ENDED AUGUST
                                                                              31,
                                                                     ---------------------
                                                                       1995         1996
                                                                     --------(PRO --------
                                                                      FORMA -- UNAUDITED)
    Net sales....................................................    $329,516     $390,349
    Operating income.............................................      35,747       42,168
    Net income...................................................      26,742       23,574
    Income per share:
      Primary....................................................        0.57         0.51
      Fully diluted..............................................        0.54         0.47



14. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS



     Fedders North America, Inc. (the "Company") is a wholly owned subsidiary of Fedders Corporation. The Company and Fedders Corporation are the Issuer and the Guarantor, respectively, of the senior subordinated notes due 2007 which were issued in August, 1997 (the "Offering" note 5). Fedders Corporation's guarantee is full, unconditional, and joint and several. The following condensed consolidating financial statements present separate information for the Company and for Fedders Corporation and its subsidiaries other than the Company ("Fedders") and should be read in connection with the consolidated financial statements of Fedders Corporation. The non-guarantor subsidiaries of Fedders Corporation are inconsequential individually and in the aggregate, to the consolidated financial statements and management has determined that separate financials of the Guarantor would not be meaningful.



     The amounts shown for the Company (presented under the caption "Fedders North America") in the following historical condensed consolidating financial statements include the accounts of Rotorex Company, Inc. ("Rotorex") since August 13, 1996. The amounts shown for Fedders (presented under the caption "Other Fedders") include the accounts of NYCOR and its subsidiaries other than Rotorex since August 13, 1996. August 13, 1996 was the date of the merger between Fedders Corporation and NYCOR (note 13). The amounts shown for Fedders and the Company reflect the elimination of the $20,000, 10% note payable by Rotorex to NYCOR as a contribution to the capital of Rotorex retroactive to August 13, 1996, since this amount was contributed to Rotorex's capital in connection with the offering. The amounts also present the intercompany receivable by the Company from Fedders for all periods prior to August 31, 1997 as a reduction of stockholders' equity since the balance in this account was forgiven at the time of completing the Offering.

                              FEDDERS CORPORATION

14. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)


                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS



                                                                          FISCAL YEAR ENDED AUGUST 31, 1995
                                                                     -------------------------------------------
                                                                        FEDDERS          OTHER         FEDDERS
                                                                     NORTH AMERICA      FEDDERS      CORPORATION
                                                                     -------------      -------      -----------
Net sales.........................................................     $ 311,363        $ 5,131       $ 316,494
Cost of sales.....................................................       245,593          3,776         249,369
Selling, general and administrative expenses(a)...................        26,515          2,957          29,472
                                                                        --------        -------        --------
Operating income (loss)...........................................        39,255         (1,602)         37,653
Minority interest in joint venture................................            --             --              --
Net interest income (expense)(b)..................................        (2,608)           646          (1,962)
                                                                        --------        -------        --------
Income (loss) before income taxes.................................        36,647           (956)         35,691
Income taxes (benefit)............................................         6,340           (153)          6,187
                                                                        --------        -------        --------
Income (loss).....................................................        30,307           (803)         29,504
Preferred stock dividend requirements.............................            --             --              --
                                                                        --------        -------        --------
Net income (loss) attributable to common stockholders.............     $  30,307        $  (803)      $  29,504
                                                                        ========        =======        ========


                                                                       FISCAL YEAR ENDED AUGUST 31, 1997
                                                                   -------------------------------------------
                                                                      FEDDERS           OTHER         FEDDERS
                                                                   NORTH AMERICA       FEDDERS      CORPORATION
                                                                   -------------      -------      -----------
Net sales.........................................................  $356,392            $15,380       $ 371,772
Cost of sales.....................................................   276,917             11,827         288,744
Selling, general and administrative expenses(a)...................    25,267              6,773          32,040
                                                                   ---------            -------         -------
Operating income (loss)...........................................    54,208             (3,220)         50,988
Minority interest in joint venture................................        --                230             230
Net interest income (expense)(b)..................................    (3,941)             2,989            (952)
                                                                   ----------           -------         -------
Income (loss) before income taxes.................................    50,267                (1)         50,266
Income taxes (benefit)............................................    19,108                --          19,108
                                                                   ----------           -------         -------
Income (loss).....................................................    31,159                (1)         31,158
Preferred stock dividend requirements.............................        --               151             151
                                                                   ---------           -------         -------
Net income (loss) attributable to common stockholders............. $  31,159           $  (152)      $  31,007
                                                                   =========           =======         =======



                                                                                      YEAR ENDED AUGUST 31, 1997
                                                                     ------------------------------------------------------------
                                                                        FEDDERS          OTHER       ELIMINATION        FEDDERS
                                                                     NORTH AMERICA      FEDDERS        ENTRIES        CORPORATION
                                                                     -------------      -------      -----------      -----------
Net sales.......................................................       $ 271,874        $42,226       $      --        $ 314,100
Cost of sales...................................................         206,870         37,154              --          244,024
Selling, general and administrative expenses(a).................          26,130         12,217              --           38,347
                                                                        --------        -------        --------         --------
Operating income (loss).........................................          38,874         (7,145)             --           31,729
Minority interest in joint venture..............................              --            568              --              568
Net interest income (expense)(b)................................          (4,341)           911              --           (3,430)
                                                                        --------        -------        --------         --------
Income (loss) before income taxes...............................          34,533         (5,666)             --           28,867
Income taxes (benefit)..........................................          12,087         (1,984)             --           10,103
                                                                        --------        -------        --------         --------
Net income (loss)...............................................          22,446         (3,682)             --           18,764
Intercompany dividend income(f).................................              --         72,300         (72,300)              --
Preferred stock dividend requirement............................              --          2,420              --            2,420
                                                                        --------        -------        --------         --------
Net income (loss) attributable to common stockholders...........       $  22,446        $66,198       $ (72,300)       $  16,344
                                                                        ========        =======        ========         ========


---------------

(a)(b)(f) See page F-19.

                              FEDDERS CORPORATION

14. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)


                     CONDENSED CONSOLIDATING BALANCE SHEETS


                                                AUGUST 31, 1996                                   AUGUST 31, 1997
                                -----------------------------------------------   -----------------------------------------------
                                FEDDERS                                           FEDDERS
                                 NORTH      OTHER     ELIMINATION     FEDDERS      NORTH      OTHER     ELIMINATION     FEDDERS
                                AMERICA    FEDDERS      ENTRIES     CORPORATION   AMERICA    FEDDERS      ENTRIES     CORPORATION
                                --------   --------   -----------   -----------   --------   --------   -----------   -----------
ASSETS
Current assets:
  Cash......................... $     --   $ 90,295    $       --    $  90,295    $     --   $110,393    $             $ 110,393
  Net accounts receivable......    3,464      4,511            --        7,975       5,461      3,599                      9,060
  Inventories..................   38,998     14,448            --       53,446      50,303     12,584                     62,887
  Other current assets.........    1,020      5,930            --        6,950         584     12,403                     12,987
                                 -------   --------                   --------    ---------  --------      --------     --------
Total current assets...........   43,482    115,184            --      158,666      56,348    138,979                    195,327
Investments in subsidiaries....       --    104,306      (104,306)          --          --    104,306      (104,306)          --
Net property, plant and
  equipment....................   52,041     10,831            --       62,872      51,466     12,528                     63,994
Goodwill.......................   51,704      6,852            --       58,556      50,284      6,574                     56,858
Other long-term assets.........    4,597      5,529            --       10,126       7,794      5,041                     12,835
                                 -------   --------                   --------    ---------  --------      --------     --------
                                $151,824.. $242,702    $ (104,306)   $ 290,220    $165,892   $267,428    $ (104,306)   $ 329,014
                                 =======   ========                   ========    =========  ========      ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
     debt...................... $  1,670   $    219    $       --    $   1,889    $  1,870   $     21    $       --    $   1,891
  Accounts and income taxes
     payable...................   15,924     15,981            --       31,905      20,747       (129)           --       20,618
  Accrued expenses.............   29,431      8,624            --       38,055      22,752      8,330            --       31,082
                                 -------   --------                   --------    ---------  --------      --------     --------
Total current liabilities......   47,025     24,824            --       71,849      45,369      8,222                     53,591
Net due to (from) affiliate....       --    133,286      (133,286)          --     (10,758)    10,758                         --
Long-term debt.................    9,322     29,195            --       38,517     107,346      6,143            --      113,489
Other long-term liabilities....    4,309     15,794            --       20,103       2,780     13,467            --       16,247
Stockholders' equity:
  Preferred Stock..............       --      7,643            --        7,643          --      6,809            --        6,809
  Common, Class A and Class B
     Stock.....................        5     40,668            --       40,673           5     41,326            --       41,331
  Paid-in capital(f)...........  109,637     87,563      (109,472)      87,728      21,292    237,634      (173,224)      85,702
  Retained earnings
     (deficit)(f)..............  114,935    (96,236)        5,166       23,865          --    (31,894)       68,918       37,024
  Treasury stock...............       --         --            --           --          --    (25,041)           --      (25,041)
  Net due from affiliate....... (133,286)        --       133,286           --          --         --            --           --
  Cumulative translation
     adjustments...............     (123)       (35)           --         (158)       (142)         4                       (138)
                                 -------   --------                   --------    ---------  --------      --------     --------
Total stockholders' equity.....   91,168     39,603        28,980      159,751      21,155    228,838      (104,306)     145,687
                                 -------   --------                   --------    ---------  --------      --------     --------
                                $151,824   $242,702    $ (104,306)   $ 290,220    $165,892   $267,428    $ (104,306)   $ 329,014
                                 =======   ========                   ========    =========  ========      ========     ========


---------------

(f) See page F-19

                              FEDDERS CORPORATION

14. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)


                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                                                                FISCAL YEAR ENDED AUGUST 31,       FISCAL YEAR ENDED AUGUST 31,
                                                                            1995                               1996
                                                              --------------------------------   --------------------------------
                                                              FEDDERS                            FEDDERS
                                                               NORTH      OTHER      FEDDERS      NORTH      OTHER      FEDDERS
                                                              AMERICA    FEDDERS   CORPORATION   AMERICA    FEDDERS   CORPORATION
                                                              --------   -------   -----------   --------   -------   -----------
Net cash provided by operations.............................. $ 41,805   $ 2,782    $  44,587    $ 36,073   $ 5,798     $41,871
                                                              --------   --------    --------    --------   --------   --------
Net additions to property, plant and equipment, being cash
  used in investing activities...............................   (4,807)   (3,713)      (8,520)     (4,448)   (2,060)     (6,508)
                                                              --------   --------    --------    --------   --------   --------
Net (repayments) proceeds from short and long-term
  borrowings.................................................     (522)  (13,344)     (13,866)       (398)     (394)       (792)
Cash dividends...............................................       --      (797)        (797)         --    (3,252)     (3,252)
Proceeds from stock options exercised........................       --       692          692          --     1,868       1,868
Other........................................................       --       742          742          --      (599)       (599)
Change in net due to (from) affiliate........................  (36,476)   36,476           --     (31,227)   31,227          --
                                                              --------   --------    --------    --------   --------   --------
Net cash (used in) provided by financing activities..........  (36,998)   23,769      (13,229)    (31,625)   28,850      (2,775)
                                                              --------   --------    --------    --------   --------   --------
Net increase in cash and cash equivalents....................       --    22,838       22,838          --    32,588      32,588
Cash and cash equivalents at beginning of year...............       --    34,869       34,869          --    57,707      57,707
                                                              --------   --------    --------    --------   --------   --------
Cash and cash equivalents at end of year..................... $     --   $57,707    $  57,707    $     --   $90,295     $90,295
                                                              ========   ========    ========    ========   ========   ========



                                                                                           FISCAL YEAR ENDED AUGUST 31, 1997
                                                                                         -------------------------------------
                                                                                         FEDDERS
                                                                                          NORTH        OTHER         FEDDERS
                                                                                         AMERICA      FEDDERS      CORPORATION
                                                                                         --------     --------     -----------
Net cash provided by operations......................................................... $ 12,694     $(21,520)     $  (8,826)
                                                                                         --------     --------       --------
Net additions to property, plant and equipment, being cash used in investing
  activities............................................................................   (6,750)      (2,058)        (8,808)
                                                                                         --------     --------       --------
Net (repayments) proceeds from short and long-term borrowings...........................   (1,716)        (276)        (1,992)
Cash dividends..........................................................................       --       (5,605)        (5,605)
Proceeds from stock options exercised...................................................       --        1,727          1,727
Net proceeds from bond offering.........................................................   96,025           --         96,025
Repayment and redemption of 8 1/2% convertible subordinated debentures..................       --      (22,806)       (22,806)
Purchase of Class A Stock...............................................................       --      (25,041)       (25,041)
Purchase of Preferred Stock.............................................................       --       (4,408)        (4,408)
Other...................................................................................       --         (168)          (168)
Intercompany dividend...................................................................  (72,300)      72,300             --
Change in net due to (from) affiliate...................................................  (27,953)      27,953             --
                                                                                         --------     --------       --------
Net cash (used in) provided by financing activities.....................................   (5,944)      43,676         37,732
                                                                                         --------     --------       --------
Net increase in cash and cash equivalents...............................................       --       20,098         20,098
Cash and cash equivalents at beginning of year..........................................       --       90,295         90,295
                                                                                         --------     --------       --------
Cash and cash equivalents at end of year................................................ $     --     $110,393      $ 110,393
                                                                                         ========     ========       ========

                              FEDDERS CORPORATION

14. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)


    INTERCOMPANY TRANSACTIONS

     The historical condensed consolidating financial statements presented above include the following transactions between the Company and Fedders;


a) Fedders charges corporate overhead to the Company essentially on a cost basis allocated in proportion to sales. Such charges to the Company amounted to $9,294, $10,247 and $9,747 for the years ended August 31, 1995, 1996 and
   1997, respectively.



b) Fedders allocates interest expense to the Company based upon the level of the Company's working capital at the prime rate of interest. Such interest charges amounted to $1,627, $2,751 and $3,953 for the years ended August 31, 1995, 1996 and 1997, respectively.


c) The Company's depreciation and amortization for the years ended August 31, 1995, 1996 and 1997 amounted to $6,061, $6,071 and $7,847, respectively.
   Capital expenditures of the Company for the same periods amounted to $4,286, $4,983, $7,131, respectively.

d) Fedders guarantees the Company's obligations under the Company's revolving credit facility.

e) Fedders stock option plans include the Company employees.


f) In connection with the completion of the Offering on August 13, 1997, the Company declared a dividend of $72,300 to Fedders. In addition, the intercompany receivable from Fedders Corporation on August 13, 1997 of $152,097 was forgiven and has been reflected as an adjustment to stockholders' equity of both companies in the accompanying condensed consolidated balance sheet on page F-17.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FEDDERS CORPORATION


     We have audited the accompanying consolidated balance sheets of Fedders Corporation as of August 31, 1996 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of Fedders Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fedders Corporation as of August 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 1997 in conformity with generally accepted accounting principles.


                                          /s/ BDO SEIDMAN, LLP

Woodbridge, New Jersey

September 29, 1997

QUARTERLY FINANCIAL DATA (UNAUDITED)



                               FIRST              SECOND                THIRD                FOURTH              FISCAL YEAR
                         -----------------   -----------------   -------------------   -------------------   -------------------
                          1997      1996      1997      1996       1997       1996      1997        1996       1997       1996
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............... $33,087   $27,809   $60,593   $88,327   $143,776   $173,868   $76,644     $81,768   $314,100   $371,772
Gross profit............   7,179     6,777    14,277    18,005     30,842     37,859    17,778      20,387     70,076     83,028
Income (loss) before
  income taxes..........  (1,668)      554     3,584    10,274     19,153     28,200     7,798      11,238     28,867     50,266
Net income (loss)....... $(1,246)  $   343   $ 2,511   $ 6,370   $ 12,640   $ 17,430   $ 4,859     $ 7,015   $ 18,764   $ 31,158
Net income (loss) per
  share(a).............. $ (0.05)  $  0.01   $  0.04   $  0.15   $   0.30   $   0.42   $  0.12     $  0.16   $   0.40   $   0.74
Market price per share:
Class A Stock (FJA)
  High..................   5 7/8         5     6 1/8     5 5/8      6 1/4      6 1/4     6 3/8       6 3/8      6 3/8      6 3/8
  Low...................   4 5/8     3 3/4     4 5/8     3 7/8      5 1/4      5 3/8     5 1/2       4 7/8      4 5/8      3 3/4
Common Stock (FJC)
  High..................   6 1/2     6 3/4     6 1/2     6 3/4      6 1/2          7     6 5/8       7 1/4      6 5/8      7 1/4
  Low...................   5 5/8     5 1/4     5 5/8         5      5 5/8          6     5 5/8       5 1/2      5 5/8          5
Preferred Stock (FJAPr)
  High..................   6 1/2        --     6 1/2        --      6 3/4         --         7       5 7/8          7      5 7/8
  Low...................   5 5/8        --     5 5/8        --      5 5/8         --         6       5 1/8      5 5/8      5 1/8



------------------------------



(a) Quarterly earnings per share may not add to earnings per share for the year due to rounding and changes in the number of weighted average shares outstanding.

=========================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR FEDDERS CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                           PAGE
Summary of Prospectus....................    1
Risk Factors.............................   11
Summary Organization Chart...............   18
Use of Proceeds..........................   19
Capitalization...........................   19
Selected Historical Consolidated
  Financial Information..................   20
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition of Fedders Corporation.......   22
Business.................................   25
Management...............................   32
Security Ownership of Directors and
  Executive Officers of Fedders
  Corporation............................   34
Executive Compensation...................   36
Description of Certain Indebtedness......   37
The Exchange Offer.......................   38
Description of Notes.....................   47
Plan of Distribution.....................   72
Federal Income Tax Consequences..........   72
Legal Matters............................   73
Experts..................................   73
Available Information....................   73
Incorporation of Certain Documents by
  Reference..............................   73
Index to Financial Statements............  F-1


=========================================================
=========================================================

                                  $100,000,000

                          [FEDDERS NORTH AMERICA LOGO]

                        9 3/8% SENIOR SUBORDINATED NOTES
                                    DUE 2007

                    AS FULLY AND UNCONDITIONALLY GUARANTEED
                       ON A SENIOR SUBORDINATED BASIS BY

                              FEDDERS CORPORATION
                              --------------------

                                   PROSPECTUS

                              --------------------

                               DECEMBER   , 1997

=========================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits.

     A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

     (b) Financial Statement Schedule.


        Consolidated Schedule for the years ended August 31, 1997, 1996 and 1995



          Report of Independent Certified Public Accountants..................    S-1
          II. Valuation and Qualifying Accounts...............................    S-2

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Liberty Corner, State of New Jersey, on December 9, 1997.


                                         FEDDERS NORTH AMERICA, INC.

                                         By   /s/ ROBERT L. LAURENT, JR.
                                          --------------------------------------
                                                  Robert L. Laurent, Jr.
                                               Executive Vice President --
                                                Finance and Administration


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities shown on December 9, 1997.


         SALVATORE GIORDANO              Chairman of the Board
-------------------------------------
         Salvatore Giordano

          SAL GIORDANO, JR.              President and Chief Executive
-------------------------------------    Officer and a Director
          Sal Giordano, Jr.              (Principal Executive Officer)

           JOSEPH GIORDANO               Director
-------------------------------------
           Joseph Giordano

             C. A. KEEN                  Director
-------------------------------------
             C. A. Keen

          HOWARD S. MODLIN               Director
-------------------------------------
          Howard S. Modlin
        CLARENCE RUSSEL MOLL             Director
-------------------------------------
        Clarence Russel Moll

         WILLIAM J. BRENNAN              Director
-------------------------------------
         William J. Brennan

          S. A. MUSCARNERA               Director
-------------------------------------
          S. A. Muscarnera

            ANTHONY PULEO                Director
-------------------------------------
            Anthony Puleo

       ROBERT L. LAURENT, JR.            Executive Vice President --
-------------------------------------    Finance and Administration
       Robert L. Laurent, Jr.            (Principal Financial and
                                         Accounting Officer)


                                                     By/s/ ROBERT N. EDWARDS
                                                      --------------------------
                                                          Robert N. Edwards
                                                           Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Liberty Corner, State of New Jersey, on December 9, 1997.


                                         FEDDERS CORPORATION

                                         By   /s/ ROBERT L. LAURENT, JR.
                                          --------------------------------------
                                                  Robert L. Laurent, Jr.
                                               Executive Vice President --
                                                Finance and Administration


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities shown on December 9, 1997.

         SALVATORE GIORDANO              Chairman of the Board
-------------------------------------
         Salvatore Giordano

          SAL GIORDANO, JR.              Vice Chairman, President and
-------------------------------------    Chief Executive Officer and a
          Sal Giordano, Jr.              Director (Principal Executive
                                         Officer)

           JOSEPH GIORDANO               Director
-------------------------------------
           Joseph Giordano

             C. A. KEEN                  Director
-------------------------------------
             C. A. Keen

          HOWARD S. MODLIN               Director
-------------------------------------
          Howard S. Modlin
        CLARENCE RUSSEL MOLL             Director
-------------------------------------
        Clarence Russel Moll

         WILLIAM J. BRENNAN              Director
-------------------------------------
         William J. Brennan

          S. A. MUSCARNERA               Director
-------------------------------------
          S. A. Muscarnera

            ANTHONY PULEO                Director
-------------------------------------
            Anthony Puleo

       ROBERT L. LAURENT, JR.            Executive Vice President --
-------------------------------------    Finance and Administration
       Robert L. Laurent, Jr.            (Principal Financial and
                                         Accounting Officer)


                                                     By/s/ ROBERT N. EDWARDS
                                                      --------------------------
                                                          Robert N. Edwards
                                                           Attorney-in-fact

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Directors
Fedders Corporation


     The audits referred to in our report dated September 29, 1997, relating to the consolidated financial statements of Fedders Corporation, which is contained in the Prospectus constituting part of this Registration Statement, included the audits of the financial statement schedule listed in Item 21(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.


     In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                          /s/  BDO SEIDMAN, LLP

Woodbridge, New Jersey

September 29, 1997

                              FEDDERS CORPORATION

                  VALUATION & QUALIFYING ACCOUNTS AND RESERVES


                                  SCHEDULE II



               FOR THE YEARS ENDED AUGUST 31, 1997, 1996 AND 1995

                             (AMOUNTS IN THOUSANDS)


                                                    BALANCE
                                              BALANCEAT BEGINNING                 ADDITIONS
                                                  ENDOF PERIOD                    CHARGED TO
                                         PERIOD -----------------------          AT EXPENSES
                                                                           ------------------------
                                                                            DEDUCTIONS
                                                                            OTHEROF
                                                                            --
                                                                            --------------- --------------
Allowance for Doubtful Accounts:
  Year ended: August 31, 1997..................    $1,952        $ (116)      $    2     $  --      $ 1,834
                                                   ======         =====       ======     =====       ======
              August 31, 1996..................    $  872        $  580       $   --     $ 500(1)   $ 1,952
                                                   ======         =====       ======     =====       ======
              August 31, 1995..................    $  744        $  286       $  158     $  --      $   872
                                                   ======         =====       ======     =====       ======



---------------



(1) Includes $500 related to joint venture (see note 12 of the Notes to the

     Consolidated Financial Statements).

                                 EXHIBIT INDEX


EXHIBIT NO.                                      DESCRIPTION
------------   -------------------------------------------------------------------------------
 1*            Purchase Agreement dated August 11, 1997 by and between the Company, the
               Guarantor, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman,
               Sachs & Co.
 3.1(a)*       Restated Certificate of Incorporation of the Company, dated November 18, 1997
               (incorporated by reference to Exhibit 3.1 to the Guarantor's Annual Report on
               Form 10-K for 1997 (File No. 1-8831)).
 3.2(a)*       By-Laws of the Company.
 3.2(b)        By-Laws of the Guarantor, amended through January 16, 1998 (incorporated by reference to Exhibit (3)(vii) to the Guarantor's Annual Report on Form 10-K for
               1987 (File No. 1-8831)).
 4.1*          Indenture, dated as of August 18, 1997, by and among the Company, the Guarantor and the Trustee.
 4.2*          Registration Rights Agreement dated as of August 18, 1997, by and among the
               Company, the Guarantor, Donaldson, Lufkin & Jenrette Securities Corporation and
               Goldman, Sachs & Co.
 5*            Opinion of Cummings & Lockwood.
10(i)          Stock Option Plan II (incorporated by reference to Exhibit 10.4 to the
               Guarantor's Annual Report on Form 10-K for 1984 (File No. 1-8831)).
10(ii)         Stock Option Plan III (incorporated by reference to Exhibit 10(iv) to the
               Guarantor's Annual Report on Form 10-K for 1985 (File No. 1-8831)).
10(iii)        Stock Option Plan IV (incorporated by reference to Exhibit 10(iv) to the
               Guarantor's Annual Report on Form 10-K for 1987 (File No. 1-8831)).
10(iv)         Stock Option Plan V (incorporated by reference to Exhibit 10(v) to the
               Guarantor's Annual Report on Form 10-K for 1988 (File No. 1-8831)).
10(v)          Stock Option Plan VI (incorporated by reference to Exhibit 10(vi) to the
               Guarantor's Annual Report on Form 10-K for 1989 (File No. 1-8831)).
10(vi)         Stock Option Plan VII (incorporated by reference to Exhibit 10(vi) to the
               Guarantor's Annual Report on Form 10-K for 1990 (File No. 1-8831)).
10(vii)        Stock Option Plan VIII (incorporated by reference to Annex F to the Guarantor's
               Proxy Statement -- Prospectus dated May 10, 1996 (File No. 1-8831)).
10(viii)       Employment Contract between the Guarantor and Salvatore Giordano dated March
               23, 1993 (incorporated by reference to Exhibit 10(viii) to the Guarantor's
               Annual Report on Form 10-K for 1993 (File No. 1-8831)).
10(ix)         Joint Venture Contract between Ningbo General Air Conditioner Factory and
               Fedders Investment Corporation for the establishment of Fedders Xinle Co., Ltd.
               dated July 31, 1995 (incorporated by reference to Exhibit 10(viii) to the
               Guarantor's Annual Report on Form 10-K for 1996 (File No. 1-8831)).
11             Statement re: Computation of Per Share Earnings. (Incorporated by reference to
               Exhibit 11 to the Guarantor's Annual Report on Form 10-K for 1997 (File No.
               1-8831)).
12             Computation of Ratio of Earnings to Fixed Charges.
21(a)*         Subsidiaries of the Company.
21(b)*         Subsidiaries of the Guarantor.
23(a)          Consent of BDO Seidman, LLP.
23(b)*         Consent of Cummings & Lockwood (included as part of Exhibit 5).
24*            Power of Attorney.
25*            Statement of Eligibility on Form T-1 of the Trustee.
99.1*          Form of Letter of Transmittal.
99.2*          Form of Notice of Guaranteed Delivery.
99.3*          Form of Exchange Agency Agreement between the Company and the Trustee.


---------------

* Previously filed.